SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under § 240.14a-11(c) or § 240.14a-12

DELTA AIR LINES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Delta Air Lines, Inc. Post Office Box 20706 Atlanta, Georgia 30320-6001
DELTA AIR LINES, INC.
Notice of Annual Meeting
Dear Shareowner:
You are invited to attend the 2005 Annual Meeting of Shareowners of Delta Air Lines, Inc. The meeting will be held at 9:00 a.m. local time on Thursday, May 19, 2005, at the Georgia International Convention Center, 200 Convention Center Concourse, College Park, Georgia 30337. At the meeting, shareowners will vote on the following matters:

•	the election of directors for the next year;

•	the ratification of the appointment of Deloitte & Touche LLP as Delta’s independent auditors for the year ending December 31, 2005;

•	a proposed amendment to Article Fourth of Delta’s Certificate of Incorporation to increase the number of shares of common stock that Delta is authorized to issue from 450 million to 900 million and to decrease the par value of the common stock from $1.50 per share to $0.01 per share;

•	six shareowner proposals (if those proposals are properly presented at the meeting); and

•	any other business that may properly come before the meeting.
There will also be an opportunity to discuss other matters of interest to you as a shareowner.
If you were a record holder of Delta’s common stock or Series B ESOP Convertible Preferred Stock at the close of business on March 25, 2005, you will be entitled to vote at the meeting. A list of shareowners entitled to vote at the meeting will be available for examination during normal business hours for ten days before the meeting at Delta’s Investor Relations Department, 1030 Delta Boulevard, Atlanta, Georgia 30354. The shareowner list will also be available at the meeting.
Space in the meeting will be limited, and admission will be on a first-come, first-served basis. Shareowners without appropriate documentation may not be admitted to the meeting. If you plan to attend the meeting, please see the instructions on page 5 of the attached proxy statement. If you will need special assistance at the meeting because of a disability, please contact Jane Martin, Investor Relations, at (404) 715-2391 or toll free at (866) 715-2170.
If you are unable to attend the meeting, you may listen to it live on Delta’s website at www.delta.com/inside/investors/index.jsp. A replay will be available through June 20, 2005.
To receive future proxy materials electronically through the Internet, please sign up on Delta’s website at the address shown in the preceding paragraph. The Internet provides a simple, convenient way to receive future proxy materials, and it is cost effective for Delta. If you have a computer with Internet access, we hope you will try this electronic distribution method.
Please read the attached proxy statement carefully and submit your vote as soon as possible. Your vote is important. You can ensure that your shares are voted at the meeting by using our Internet or telephone voting system, or by completing, signing and returning the enclosed proxy/voting instruction card.

Sincerely,

Gerald Grinstein
Chief Executive Officer
Atlanta, Georgia
April 18, 2005

i

DELTA AIR LINES, INC.
P.O. Box 20706, Atlanta, Georgia 30320-6001
PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREOWNERS
To Be Held On May 19, 2005
This proxy statement is being provided to you in connection with the solicitation of proxies by the Board of Directors of Delta Air Lines, Inc. The proxies will be voted at Delta’s 2005 Annual Meeting of Shareowners and at any adjournment of the meeting. The annual meeting will be held at 9:00 a.m. local time on Thursday, May 19, 2005, at the Georgia International Convention Center, 200 Convention Center Concourse, College Park, Georgia 30337. On or about April 18, 2005, we will begin mailing to shareowners Delta’s proxy statement, proxy/voting instruction card and 2004 Annual Report.
GENERAL INFORMATION
Shareowners Entitled to Vote
The Board of Directors designated March 25, 2005 as the record date for determining the shareowners entitled to notice of and to vote at the annual meeting. On that date, 142,004,094 shares of Delta’s common stock (“Common Stock”) and 5,276,476 shares of Delta’s Series B ESOP Convertible Preferred Stock (“ESOP Preferred Stock”) were outstanding. The Common Stock and ESOP Preferred Stock are the only classes of securities entitled to vote at the meeting.
Each outstanding share of Common Stock entitles its holder to one vote. Each outstanding share of ESOP Preferred Stock entitles its holder to two votes, subject to adjustment in certain circumstances. Holders of the Common Stock and ESOP Preferred Stock will vote together as a single class on all matters presented at the annual meeting. In addition, the Common Stock will vote separately as a class on the proposed amendment to Article Fourth of Delta’s Certificate of Incorporation to increase the number of shares of Common Stock that Delta is authorized to issue from 450 million to 900 million and to reduce the par value of the Common Stock from $1.50 per share to $0.01 per share.
Voting Shares Registered in Your Name
You may vote shares registered in your name in person at the meeting or by submitting a proxy before the meeting. To vote by proxy, you may use any of the following options:

•	Voting by the Internet or Telephone. You may vote using the Internet or telephone by following the instructions on your proxy/voting instruction card. To be effective, your vote must be received by 11:59 p.m. Eastern Daylight Time (EDT) on May 18, 2005. The Internet and telephone voting procedures are designed to authenticate votes cast by using a personal identification number. These procedures enable shareowners to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

•	Voting by Proxy/Voting Instruction Card. You may vote by signing, dating and returning the proxy/voting instruction card in the enclosed postage-paid envelope. To be effective, your vote must be received by 11:59 p.m. EDT on May 18, 2005. Please sign the proxy/voting instruction card exactly as your name appears on the card. If shares are owned jointly, each joint owner should sign the proxy/voting instruction card. If a shareowner is a corporation or partnership, the proxy/voting instruction card should be signed in the full corporate or partnership name by a duly authorized person. If the proxy/voting instruction card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, please state the signer’s full title and provide a certificate or other proof of appointment.

You may also vote shares registered in your name by attending the annual meeting and voting in person; this will revoke any proxy you previously submitted.
All properly submitted proxies, whether submitted by the Internet, telephone or mail, will be voted at the annual meeting according to the instructions given in the proxy. All properly submitted proxies not containing specific instructions will be voted in accordance with the Board of Directors’ recommendations set forth on page 4. The members of Delta’s Board of Directors designated to vote the proxies returned pursuant to this solicitation are Edward H. Budd, Gerald Grinstein and John F. Smith, Jr.
Revoking a Proxy
If your shares are registered in your name, you may revoke your proxy prior to the meeting by:

•	providing written notice to Delta’s Corporate Secretary at Delta Air Lines, Inc., Dept. No. 981, Post Office Box 20574, Atlanta, Georgia 30320 that is received by 11:59 p.m. EDT on May 18, 2005; or

•	submitting a later-dated proxy by the Internet, telephone or mail that is received by 11:59 p.m. EDT on May 18, 2005.
You may also revoke your proxy by attending the annual meeting and voting in person. Attending the meeting will not, by itself, revoke a proxy.
Voting Shares Held in “Street Name”
If your shares are held in the name of a broker, bank or other record holder, please refer to the instructions provided by the record holder regarding how to vote your shares or to revoke your voting instructions. You may also obtain a proxy from the record holder permitting you to vote in person at the annual meeting.
Limitation on Brokers’ Authority to Vote Shares
Under New York Stock Exchange (“NYSE”) rules, brokerage firms may vote in their discretion on certain matters on behalf of clients who do not provide voting instructions at least 15 days before the date of the annual meeting. Generally, brokerage firms may vote to elect directors, to ratify the appointment of independent auditors, to amend Article Fourth of the Certificate of Incorporation as described beginning on page 35 and on other “discretionary” items. In contrast, brokerage firms may not vote on shareowner proposals because those proposals are considered “non-discretionary” items. This means that, if your shares are held in a brokerage account and you do not return voting instructions to your broker by its deadline, your shares may be voted on some, but not all, of the proposals described in this proxy statement. Broker non-votes will not be considered in determining the number of votes cast in connection with non-discretionary items.

Information About Shares Held in the Delta Family-Care Savings Plan
The Delta Family-Care Savings Plan (“Savings Plan”) is a broad-based plan that allows eligible employees to contribute a portion of their pay to various investment funds, including a fund invested primarily in Common Stock (“Common Stock Fund”). Delta also makes contributions to the Savings Plan, and a portion of Delta’s contributions is invested in ESOP Preferred Stock and Common Stock (“Preferred Stock Fund”). At December 31, 2004, there were approximately 66,300 participants in the Savings Plan.
In July 2004, a committee of the Board of Directors appointed U.S. Trust Company, N.A. (“U.S. Trust”) as the independent fiduciary and investment manager of the Savings Plan’s Common Stock Fund and Employee Stock Ownership Plan components, including the Preferred Stock Fund. In this capacity, U.S. Trust’s authority and responsibility includes deciding whether (1) Savings Plan participants may continue to direct new investments into the Common Stock Fund; (2) the Common Stock in the Common Stock Fund should be sold with the proceeds reinvested in another investment fund; and (3) the Common Stock and/or ESOP Preferred Stock in the ESOP component should be sold. Effective August 20, 2004, U.S. Trust decided that the Common Stock Fund would not accept any new contributions or transfers from other investment funds under the Savings Plan until Delta’s financial difficulties are resolved.
Fidelity Management Trust Company is the trustee of the Savings Plan (“Trustee”). Shares of Common Stock and ESOP Preferred Stock held by the Savings Plan may be voted only by the Trustee in the manner described below. If you participate in the Savings Plan, you may instruct the Trustee how to vote your shares in the Plan using any of the following options:

•	Instructions by the Internet or Telephone. You may instruct the Trustee using the Internet or telephone by following the instructions on your proxy/voting instruction card.

•	Instructions by Proxy/ Voting Instruction Card. You may instruct the Trustee by signing, dating and returning the proxy/voting instruction card in the enclosed postage-paid envelope.
To be effective, your instructions must be received by the Trustee before 5:00 p.m. EDT on Wednesday, May 17, 2005. You may not directly vote shares of Common Stock and ESOP Preferred Stock held by the Savings Plan at the annual meeting.
The Savings Plan provides that shares of Common Stock and ESOP Preferred Stock will be voted by the Trustee as follows:
Common Stock Fund. Shares of Common Stock attributable to your account in the Common Stock Fund (“Attributable Shares”) will be voted:

•	in accordance with your confidential voting instructions; or

•	if the Trustee does not receive your instructions before 5:00 p.m. EDT on May 17, 2005, in the same proportion as the votes cast on Attributable Shares for which the Trustee received voting instructions.

Preferred Stock Fund. Shares of ESOP Preferred Stock and Common Stock allocated to your account in the Preferred Stock Fund (“Allocated Shares”) will be voted:

•	in accordance with your confidential voting instructions; or

•	if the Trustee does not receive your instructions before 5:00 p.m. EDT on May 17, 2005, in the same proportion as the votes cast on Allocated Shares for which the Trustee received voting instructions.
Shares of ESOP Preferred Stock not yet allocated to any participant’s account will be voted in the same proportion as the votes cast on Allocated Shares for which the Trustee received voting instructions.
Quorum for the Annual Meeting
The quorum at the annual meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of Common Stock and ESOP Preferred Stock that are outstanding and entitled to vote. Abstentions from voting and broker non-votes will be counted in determining whether a quorum is present. No business may be conducted at the meeting if a quorum is not present.
Votes Necessary to Act on Proposals

•	A plurality of the votes cast by holders of the Common Stock and the ESOP Preferred Stock, voting together as a single class, is required for the election of directors.

•	A majority of the votes present at the meeting and entitled to vote will be necessary:

(1)	to ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2005; and

(2)	to approve any of the six shareowner proposals described in this proxy statement.

An abstention from voting on any proposal described in clauses 1 or 2 above has the same effect as a vote against that proposal. Broker non-votes will not be considered in determining the number of votes entitled to be cast in connection with the six shareowner proposals.

•	The proposed amendment to Article Fourth of the Certificate of Incorporation requires the approval of a majority of the votes entitled to be cast by the holders of all outstanding shares of (1) Common Stock and ESOP Preferred Stock voting together as a single class; and (2) Common Stock voting as a separate class. Abstentions and failures to vote on this proposal will have the same effect as a vote against the proposal.
Recommendations of the Board of Directors
The Board of Directors recommends that you vote:

•	FOR the election of the director nominees named in this proxy statement;

•	FOR the ratification of the appointment of Deloitte & Touche LLP as Delta’s independent auditors for the year ending December 31, 2005;

•	FOR the proposed amendment to Article Fourth of the Certificate of Incorporation; and

•	AGAINST each of the six shareowner proposals described in this proxy statement.

If you are a shareowner of record and return a written proxy/voting instruction card without voting instructions, your shares will be voted in accordance with the Board’s recommendations.
Presentation of Other Business at the Meeting
Delta is not presently aware of any business to be transacted at the annual meeting other than as described in this proxy statement. If any other item or proposal properly comes before the meeting (including, but not limited to, a proposal to adjourn the meeting in order to solicit votes in favor of any proposal contained in this proxy statement), the proxies received will be voted at the discretion of the directors designated to vote the proxies.
Attending the Meeting
To attend the annual meeting, you will need to show that you are either a Delta shareowner, or hold a valid proxy from a Delta shareowner, as of the record date. If your shares are registered in your name or held in the Savings Plan, please bring the enclosed admission ticket to the meeting. If your shares are registered in the name of a broker or bank, please bring evidence of your stock ownership, such as your most recent brokerage account statement or a valid proxy. All shareowners should also bring valid picture identification. If you do not have valid picture identification and either an admission ticket or proof that you own Delta stock, you may not be admitted to the meeting.
CORPORATE GOVERNANCE MATTERS
Corporate Governance Overview
Delta believes that sound corporate governance practices are essential to gain the trust of our shareowners, customers, employees and other stakeholders. We operate under governance practices that are transparent, up-to-date and appropriate for our industry.
For many years, Delta’s Board of Directors has been composed of a substantial majority of independent directors. The Board established the Audit Committee, the Corporate Governance Committee and the Personnel & Compensation Committee to focus on particular Board responsibilities. The Board has historically limited membership on these key committees to independent directors, and these committees operate under written charters. Since 1998, the Board and its committees have followed written corporate governance principles that guide their composition and operation.
As part of Delta’s ongoing efforts to maintain up-to-date corporate governance practices that meet the requirements of the Sarbanes-Oxley Act and the NYSE listing standards, the Board of Directors periodically reviews our corporate governance practices. We have recently taken the following actions:

•	revised our previously adopted director independence standards in connection with amendments to the NYSE listing requirements;

•	provided to the NYSE as required in 2004, and anticipate providing in 2005, a certificate of our Chief Executive Officer regarding our compliance with the NYSE listing requirements;

•	posted an email address on our website to facilitate communications from shareowners, employees and others to our independent directors;

•	adopted an Information Disclosure Policy and Guidelines in an effort to assure fair disclosure to investors in compliance with securities laws;

•	trained our officers and supervisory employees concerning our ethics and compliance program, including the toll-free HelpLine and the code of ethics and business conduct; and

•	responded to a shareowner proposal approved at the 2004 annual meeting by adopting a policy prohibiting (1) the grant of service or vesting credit (or accelerated vesting) under a retirement plan for any period that a senior executive was not actually employed by Delta; or (2) making any contribution to any employee grantor trust established by a senior executive. A copy of this policy is posted on Delta’s website at: www.delta.com/pdfs/serv vest ret.pdf.
Delta’s director independence standards are attached as an appendix to this proxy statement. You may view the charters of the Audit, Corporate Governance and Personnel & Compensation Committees, the Board’s corporate governance principles, our codes of ethics and business conduct, director independence standards and certain Board policies on our Corporate Governance website at www.delta.com/inside/investors/corp info/corp governance/index.jsp. Additionally, you may obtain a copy of these materials by contacting Delta’s Corporate Secretary.
The Board of Directors periodically reviews its corporate governance practices and compares them to emerging best practices and changes in the law and NYSE listing standards. The Board understands the importance of good corporate governance and will take steps to update Delta’s practices as appropriate, reflecting the changes on Delta’s Corporate Governance website.
Identification and Selection of Nominees for Director
The Corporate Governance Committee is responsible for recommending nominees for election to the Board of Directors. Potential Board nominees are selected in light of the Board’s needs at the time of recommendation. The Committee assesses potential nominees on various criteria, such as business skills and experience, personal character and judgment, and diversity of experience. The Committee also considers the ability of potential nominees to devote significant time to Board activities. The independence and financial literacy of potential nominees are important factors in the Committee’s selection process. The Committee evaluates potential nominees suggested by shareowners on the same basis as all other potential nominees. The Committee has retained from time to time a third party search firm to assist in identifying and evaluating potential nominees. To recommend a potential nominee, you may:

•	email independent.directors@delta.com or

•	send a letter addressed to Delta’s Corporate Secretary at Delta Air Lines, Inc., Dept. No. 981, Post Office Box 20574, Atlanta, Georgia 30320.
Each potential nominee is reviewed by the Corporate Governance Committee, which decides whether to recommend a candidate for consideration by the full Board.
Director Independence
The Board of Directors firmly believes and has adopted a formal policy that a substantial majority of its members should be independent directors who have no material relationship with Delta (either directly or as a partner, shareowner or officer of an organization that has such a relationship with Delta), as defined under the NYSE listing standards and Delta’s director independence standards. The Board has determined that all directors standing for election are independent under both sets of standards except Mr. Grinstein, who is not independent because he became Delta’s Chief Executive Officer on January 1, 2004. For additional information about the directors standing for election, see Proposal 1 beginning on page 11 of this proxy statement. In making these independence determinations, the Board of Directors considered information submitted by the directors in response to directors’ questionnaires and information obtained from Delta’s internal records. Delta’s director independence standards are attached as an appendix to this proxy statement. You may also view the director independence standards on Delta’s Corporate Governance website at www.delta.com/inside/investors/corp info/corp governance/index.jsp.
Independence of Audit, Corporate Governance and Personnel & Compensation Committee Members
The Audit, Corporate Governance and Personnel & Compensation Committees consist entirely of non-employee directors who are independent, as defined in the NYSE listing standards and Delta’s director independence standards. The members of the Audit Committee also satisfy the additional independence requirements set forth in rules under the Securities Exchange Act of 1934.
Audit Committee Financial Experts
The Board of Directors has designated Messrs. Budd, Smith and Woodrow as Audit Committee Financial Experts. It has also determined that each is independent, as described above.
Compensation Committee Interlocks and Insider Participation
The members of the Personnel & Compensation Committee are Mr. Goode, who serves as Chair, Mr. Budd, Mr. Johnson (who became a member of the Committee on March 21, 2005), Ms. Reynolds and Mr. Woodrow, each of whom is independent under the NYSE listing standards and Delta’s director independence standards. None of the members of the Personnel & Compensation Committee is a former or current officer or employee of Delta or has any interlocking relationships as set forth in applicable SEC rules.
Shareowner Communications with Directors
The Board of Directors has established a process by which our shareowners may communicate with our independent directors. Shareowners may send communications by e-mail to independent.directors@delta.com. We have established a link to this address on our website. All communications will be sent directly to the non-executive Chairman of the Board, as representative of the independent directors, other than communications pertaining to customer service, human resources and accounting, auditing, internal control and financial reporting matters. Communications regarding customer service and human resources matters will be forwarded for handling by the appropriate Delta department. Communications regarding accounting, auditing, internal control and financial reporting matters will be brought to the attention of the Chair of the Audit Committee.

The Board of Directors and Board Committees
The Board of Directors holds regular meetings four times a year, schedules special meetings when required and regularly meets in executive session without management. Mr. Smith, who serves as the non-executive Chairman of the Board, presides at these executive sessions.
During 2004, the Board met 18 times. Each director attended more than 80% of the meetings of the Board of Directors and the committees on which he or she served that were held during his or her tenure on the Board of Directors. The Board and its committees also meet informally from time to time.
It is the Board’s policy that directors should attend the annual meeting. All directors elected at the 2004 annual meeting of shareowners attended that meeting.

The Board of Directors has established the following committees to assist it in discharging its responsibilities:

			Number of
	Members on		Meetings
Committee(1)	April 1, 2005	Key Functions	in 2004

Audit	Edward H. Budd(2) John F. Smith, Jr. Joan E. Spero Kenneth B. Woodrow	• Appoints (subject to shareowner ratification) our independent auditors
• Represents and assists the Board in its oversight of:
    • the integrity of our financial statements;
    • our compliance with legal and regulatory requirements;
    • our independent auditors’ qualifications and independence; and
    • the performance of our internal audit department and independent auditors
• Discusses the adequacy and effectiveness of our internal control over financial reporting
• Oversees our compliance with procedures and processes pertaining to corporate ethics and standards of business conduct
		• Considers complaints concerning accounting, auditing, internal control and financial reporting matters	10

Corporate Governance	Karl J. Krapek Paula Rosput Reynolds John F. Smith, Jr. Joan E. Spero(2)	• Identifies and recommends qualified individuals to the Board for nomination as directors and considers shareowner nominations of candidates for election as directors • Considers, develops and makes recommendations to the Board regarding matters related to corporate governance, including: • qualifications and eligibility requirements for Board members, including director independence standards; • the Board’s size, composition, organization and processes; • the type, function, size and membership of Board committees; • evaluation of the Board; and • Board compensation	3

Finance	Edward H. Budd David R. Goode Arthur E. Johnson Karl J. Krapek John F. Smith, Jr.(2)	• Reviews our financial planning and financial structure, funding requirements and borrowing and dividend policies	2(3)

Personnel & Compensation	Edward H. Budd David R. Goode(2) Arthur E. Johnson Paula Rosput Reynolds Kenneth B. Woodrow	• Establishes our general compensation philosophy and oversees the development and implementation of compensation programs • Performs an annual performance evaluation of our CEO and determines and approves the CEO’s compensation level • Reviews and approves compensation programs applicable to our executives • Considers periodically our management succession planning • Makes recommendations to the Board regarding election of officers	12

(1)	The charters for the Audit, Corporate Governance and Personnel & Compensation Committee were included as appendices to Delta’s 2004 proxy statement. These charters are available at www.delta.com/inside/investors/corp info/corp governance/index.jsp or upon request to Delta’s Corporate Secretary.

(2)	Committee Chair.

(3)	In 2004, the full Board of Directors acted as the Finance Committee, regularly reviewing Delta’s financial condition, financing strategies and related subjects at its 18 meetings during the year.

DIRECTOR COMPENSATION
Annual Retainer, Meeting Fees and Transportation Privileges
Each non-employee director receives an annual retainer of $25,000, of which $5,000 is paid in shares of Common Stock; $1,000 for each Board and committee meeting attended; reimbursement for expenses in attending meetings; and complimentary transportation privileges on Delta for the director and his or her spouse and dependent children. The Chair of each committee also receives an annual retainer of $7,500. Effective April 23, 2004, the non-executive Chairman of the Board began receiving an annual retainer of $200,000, which was reduced to $150,000 effective January 1, 2005 at the request of Mr. Smith, who serves as non-executive Chairman of the Board. Directors who are employees of Delta are not separately compensated for their service as directors.
Non-employee directors may elect to receive all or a portion of their cash compensation earned as a director in shares of Common Stock. Prior to 2005, non-employee directors could also elect to defer their future cash compensation earned as a director, and choose an investment return on the deferred amount from among the investment return choices available under the Savings Plan, including the Common Stock Fund which is invested primarily in Common Stock. For information about the Savings Plan, please see page 3 of this proxy statement. Effective January 1, 2005, this program was suspended pending a review of the potential impact of new federal income tax legislation on this program.
Annual Stock Option Grant
In some prior years, non-employee directors received an annual grant of non-qualified stock options with a Black-Scholes value of $40,000 on the grant date. In 2003 and 2004, however, the Board did not grant stock options to non-employee directors.
Other Compensation
Non-employee directors who first join the Board after January 1, 2003 receive $10,000 of Common Stock when they are initially elected.
Non-employee directors who first join the Board after October 24, 1996 receive a deferred payment of $6,300 during each year in which they serve as a director. The deferred amount earns an investment return equivalent to the investment return on the Common Stock Fund and is paid to directors after they complete their Board service.
Directors who first joined the Board on or before October 24, 1996 may be elected advisory directors after their retirement for a term based on their years of service as a director and age at retirement. Advisory directors receive an annual retainer equal to the annual retainer paid to non-employee directors at the time of their retirement. On October 24, 1996, the Board discontinued the advisory director program for all future directors who were not members of the Board on that date.
Non-employee directors who retire from the Board at or after age 68 with at least five years of service as a director, directors who serve until their mandatory retirement date, and lifetime advisory directors, receive during their lives complimentary transportation privileges on Delta for the director and his or her spouse and dependent children.

Matching Grants to Education Program
Directors (and all full-time employees and retirees) are eligible to participate in a program under which a charitable foundation funded by Delta will match 50% of a participant’s cash contributions to accredited colleges and universities, with a maximum match of up to $1,000 per calendar year on behalf of any participant.
Charitable Contribution Program
Directors who were members of the Board on July 28, 1994 may participate in Delta’s charitable contribution program. Under the program, eligible directors may recommend up to five tax-exempt organizations to receive donations totaling $1 million after the director’s death. Donations are made by a charitable foundation funded by Delta. Recommended beneficiaries are subject to the approval of the Corporate Governance Committee. On July 28, 1994, the Board discontinued this program for all future directors who were not members of the Board on that date.
PROPOSAL 1 — ELECTION OF DIRECTORS
A Board of nine directors will be elected at the annual meeting. Each director elected will hold office until the next annual meeting of shareowners and the election of his or her successor. The Board of Directors recommends a vote FOR the following nominees:
(1) Edward H. Budd
(2) David R. Goode
(3) Gerald Grinstein
(4) Arthur E. Johnson
(5) Karl J. Krapek
(6) Paula Rosput Reynolds
(7) John F. Smith, Jr.
(8) Joan E. Spero
(9) Kenneth B. Woodrow
All of the nominees are currently serving on the Board of Directors. Each nominee is independent under applicable NYSE requirements and Delta’s director independence standards except Mr. Grinstein, who is not independent because he became Delta’s Chief Executive Officer on January 1, 2004.
Larry D. Thompson decided not to stand for election to the Board of Directors because of the many outside demands on his time due to his new position as Senior Vice President, Government Affairs, General Counsel and Secretary of Pepsico, Inc. The Board of Directors gratefully acknowledges Mr. Thompson’s service.
The Board of Directors believes each nominee for director will be able to stand for election. If any nominee becomes unable to stand for election, the Board may name a substitute nominee or reduce the number of directors. If a substitute nominee is chosen, the directors designated to vote the proxies will vote FOR the substitute nominee.

Certain Information About Nominees

EDWARD H. BUDD	Age 71	Joined Delta’s Board 1985
Chairman of the Board and Chief Executive Officer of The Travelers Corporation (1982 until his retirement in 1993); held other executive officer positions in that company (1974-1982)
Committees:	Audit (Chair); Finance; Personnel & Compensation
Affiliations:	Member of the American Academy of Actuaries and The Business Council; Trustee of Tufts University

DAVID R. GOODE	Age 64	Joined Delta’s Board 1999
Chairman of the Board and Chief Executive Officer of Norfolk Southern Corporation since 1992; executive officer of that company since 1985
Committees:	Personnel & Compensation (Chair); Finance
Directorships:	Caterpillar, Inc.; Georgia-Pacific Corporation; Norfolk Southern Corporation; Norfolk Southern Railway Company; Texas Instruments, Incorporated
Affiliations:	Member of The Business Council and The Business Roundtable

GERALD GRINSTEIN	Age 72	Joined Delta’s Board 1987
Chief Executive Officer of Delta since January 2004; non-executive Chairman of the Board of Agilent Technologies, Inc. (1999-2002); non-executive Chairman of Delta’s Board of Directors (1997-1999); Retired Chairman of Burlington Northern Santa Fe Corporation (successor to Burlington Northern Inc.) since December 1995; executive officer, including Chief Executive Officer, of Burlington Northern Inc. and certain affiliated companies (1987-1995); Chief Executive Officer of Western Air Lines, Inc. (1985-1987)
Committees:	None
Directorships:	PACCAR Inc.; The Brinks Company
Affiliations:	Trustee, Henry M. Jackson Foundation; Trustee, University of Washington Foundation

ARTHUR E. JOHNSON	Age 58	Joined Delta’s Board 2005
Senior Vice President, Corporate Strategic Development of Lockheed Martin Corporation since December 2001; Vice President, Corporate Strategic Development of Lockheed Martin Corporation (1999-2001); President and Chief Operating Officer of Lockheed Martin Corporation Information and Services Sector (1997-1999); President of Lockheed Martin Corporation Systems Integration Group (January 1997 to August 1997); President of Loral Corporation Federal Systems Group (1994-1996)
Committees:	Finance; Personnel & Compensation
Directorships:	AGL Resources, Inc.; IKON Office Solutions, Inc.
Affiliations:	Trustee, Dillard University; Director, The Woods Charitable Foundation, Inc.

KARL J. KRAPEK	Age 56	Joined Delta’s Board 2004
President and Chief Operating Officer of United Technologies Corporation (1999 until his retirement in 2002); also held other management positions in that company (1982-1999)
Committees:	Corporate Governance; Finance
Directorships:	Lucent Technologies Inc.; Prudential Financial, Inc.; The Connecticut Bank and Trust Company; Visteon Corporation
Affiliations:	Vice Chairman, Board of Trustees of Connecticut State University; Director, St. Francis Care, Inc.

PAULA ROSPUT REYNOLDS	Age 48	Joined Delta’s Board 2004
Chairman of the Board of AGL Resources, Inc. since 2002; President and Chief Executive Officer of that company since 2000; Chairman of Atlanta Gas Light Company, a wholly-owned subsidiary of AGL Resources, Inc., (2000-2003); President and Chief Operating Officer of Atlanta Gas Light Company (1998-2000); President and Chief Executive Officer of Duke Energy Power Services, LLC, a subsidiary of Duke Energy Corporation (1997-1998)
Committees:	Corporate Governance; Personnel & Compensation
Directorships:	AGL Resources, Inc.; Coca-Cola Enterprises Inc.
Affiliations:	Second Vice Chair and Member of the Board, Georgia Chamber of Commerce; Member of the Board, Metro Atlanta Chamber of Commerce; Member of the Board, American Gas Association; Trustee, Georgia Research Alliance

JOHN F. SMITH, JR.	Age 67	Joined Delta’s Board 2000
Chairman of the Board of General Motors Corporation (1996 until his retirement in 2003); also served as that company’s Chief Executive Officer (1992-2000), President (1992-1998) and Chief Operating Officer (1992)
Committees:	Finance (Chair); Audit; Corporate Governance
Directorships:	Swiss Reinsurance Company; The Procter & Gamble Company
Affiliations:	Member of the Board of The Nature Conservancy; Chairman of the Advisory Board of Alix Partners LLC/Questor Partners Funds; Member of The Business Council

JOAN E. SPERO	Age 60	Joined Delta’s Board 2002
President of the Doris Duke Charitable Foundation since 1997; U.S. Undersecretary of State for Economic, Business & Agricultural Affairs (1993-1996); executive of American Express Company (1981-1993)
Committees:	Corporate Governance (Chair); Audit
Directorships:	First Data Corporation; International Business Machines Corporation
Affiliations:	Trustee of Columbia University, the Council on Foreign Relations and the Wisconsin Alumni Research Foundation

KENNETH B. WOODROW	Age 60	Joined Delta’s Board 2004
Vice Chairman of Target Corporation (1999 until his retirement in 2000); also served as that company’s President (1994-1999); and held other management positions in that company (1971-1994)
Committees:	Audit; Personnel & Compensation
Directorships:	EZ Gard Industries, Inc.; Visteon Corporation
Affiliations:	Chairman of the Board of Trustees, Hamline University

BENEFICIAL OWNERSHIP OF SECURITIES
Directors, Nominees for Director and Executive Officers
The following table sets forth the number of shares of Common Stock and, if applicable, ESOP Preferred Stock beneficially owned as of March 25, 2005, by each director and director-nominee, each person named in the Summary Compensation Table in this proxy statement, and all directors and executive officers as a group. Unless otherwise indicated by footnote, the owner exercises sole voting and investment power over the shares.

		Amount and Nature of
Name of Beneficial Owner	Title of Class	Beneficial Ownership(1)
Edward H. Budd	Common Stock	24,008	(2)(3)
David R. Goode	Common Stock	11,263	(2)(4)
Gerald Grinstein	Common Stock	15,210	(2)(5)
Arthur E. Johnson	Common Stock	2,381
Karl J. Krapek	Common Stock	22,769	(4)
Paula Rosput Reynolds	Common Stock	4,862	(4)
John F. Smith, Jr.	Common Stock	35,902	(2)(4)
Joan E. Spero	Common Stock	20,827	(2)(4)
Larry D. Thompson	Common Stock	2,904	(4)
Kenneth B. Woodrow	Common Stock	2,769	(4)
Joseph C. Kolshak	Common Stock	29,624	(2)
	ESOP Preferred Stock	244
Paul G. Matsen	Common Stock	44,287	(2)
	ESOP Preferred Stock	151
Gregory L. Riggs	Common Stock	28,814	(2)(6)
	ESOP Preferred Stock	299	(6)
James M. Whitehurst	Common Stock	59,545	(2)
	ESOP Preferred Stock	24
Vicki B. Escarra	Common Stock	273,017	(2)
	ESOP Preferred Stock	212
Directors and Executive Officers	Common Stock	612,930	(2)(3)(4)(5)(6)
as a Group (17 Persons)	ESOP Preferred Stock	1,114	(6)

(1)	No person listed in the table beneficially owned 1% or more of the outstanding shares of Common Stock or ESOP Preferred Stock. The directors and executive officers as a group beneficially owned less than 1% of the outstanding shares of Common Stock and less than 1% of the ESOP Preferred Stock.

(2)	Includes the following number of shares of Common Stock which the director or executive officer has the right to acquire upon the exercise of stock options that were exercisable as of March 25, 2005, or that will become exercisable within 60 days after that date:

Name	Number of Shares	Name	Number of Shares
Mr. Budd	10,345	Mr. Matsen	43,016
Mr. Goode	8,345	Mr. Riggs	25,792
Mr. Grinstein	10,345	Mr. Whitehurst	43,834
Mr. Smith	6,345	Ms. Escarra	272,758
Ms. Spero	1,678	Directors & Officers as a group	484,078
Mr. Kolshak	28,035

(3)	Excludes 25,787 shares of Common Stock attributable to Mr. Budd due to his selection of the Common Stock Fund investment return choice for deferred cash compensation earned as a director. See page 10 of this proxy statement for additional information regarding this program.

(4)	Excludes the following number of shares of Common Stock attributable to the named director due to the annual deferred payment of $6,300 under the deferred compensation arrangement for directors who first join the Board of Directors after October 24, 1996:

Name	Number of Shares	Name	Number of Shares
Mr. Goode	2,170	Ms. Spero	2,068
Mr. Krapek	885	Mr. Thompson	1,169
Ms. Reynolds	1,529	Mr. Woodrow	885
Mr. Smith	2,189

The deferred amount earns an investment return equivalent to the investment return on the Common Stock Fund, and will be paid to the directors after they complete their Board service. See page 10 of this proxy statement for additional information regarding this program.

(5)	Excludes a total of 23,387 deferred shares of Common Stock that the Board of Directors granted to Mr. Grinstein between 1997 and 1999 in recognition of his special service to the Board and Delta as a director. Mr. Grinstein may not vote or dispose of these shares until they are issued to him after he completes his Board service.

(6)	Includes 133 shares of Common Stock and 46 shares of ESOP Preferred Stock attributable to the Savings Plan account of Mr. Riggs’ spouse, who is also a Delta employee.

Beneficial Owners of More Than 5% of Voting Stock
The following table provides information about each entity known to Delta to be the beneficial owner of more than five percent of any class of Delta’s outstanding voting securities.

		Amount and Nature		Percentage of
		of Beneficial		Class on
Name and Address of Beneficial Owner	Title of Class	Ownership		March 25, 2005
FMR Corp.	Common Stock	19,122,602	(1)	13.5%
82 Devonshire Street
Boston, MA 02109

U.S. Trust Corporation,	Common Stock	17,566,833	(2)	12.4%
United States Trust Company of New York and U.S. Trust Company, N.A
114 West 47th Street
New York, NY 10036

Brandes Investment Partners, L.P.	Common Stock	15,435,913	(3)	10.9%
11988 El Camino Real, Suite 500
San Diego, CA 90130

PRIMECAP Management Company	Common Stock	13,980,341	(4)	9.9%
225 South Lake Ave., Suite 400
Pasadena, CA 91101

Michael A. Roth and Brian J. Stark	Common Stock	9,892,728	(5)	7.0%
3600 South Lake Drive
St. Francis, WI 53235

Capital Research and Management Company	Common Stock	9,648,730	(6)	6.8%
333 South Hope Street
Los Angeles, CA 90071

Capital Group International, Inc.	Common Stock	9,051,950	(7)	6.4%
11100 Santa Monica Blvd.
Los Angeles, CA 90025

Capital Guardian Trust Company	Common Stock	7,157,280	(8)	5.0%
11100 Santa Monica Blvd.
Los Angeles, CA 90025

(1)	Based on an Amendment to Schedule 13G filed February 14, 2005, in which FMR Corp. reported that, as of December 31, 2004, it had sole voting power over 1,099,019 of these shares, shared voting power over none of these shares and sole dispositive power over all 19,122,602 of these shares.

(2)	U.S. Trust Company, N.A. serves as independent fiduciary and investment manager of the Savings Plan’s (a) Common Stock Fund and (b) Preferred Stock Fund, which holds Common Stock and ESOP Preferred Stock. Based on an Amendment to Schedule 13G filed February 14, 2005, in which U.S. Trust Corporation, United States Trust Company of New York and U.S. Trust Company, N.A. reported that, as of December 31, 2004, they had sole voting power over 25,999 of these shares, shared voting power over none of these shares, sole dispositive power over 11,509,239 of these shares and shared dispositive power over 6,057,594 of these shares.

U.S. Trust Corporation has informed Delta that, except for 25,999 shares of Common Stock, all of the shares of Common Stock reported in the amended Schedule 13G are held in the Savings Plan, calculated as follows:

Number of Shares
Nature of Shares	of Common Stock

Common Stock held in Common Stock Fund	6,057,594
Common Stock held in Preferred Stock Fund	4,899,599
3,846,708 shares of ESOP Preferred Stock convertible into Common Stock (at a rate of 1.7115 shares of Common Stock per share of ESOP Preferred Stock)	6,583,641

Fidelity Management Trust Company, as trustee, is the holder of record of all shares of Common Stock and ESOP Preferred Stock held in the Savings Plan. For information about the Savings Plan, see page 3 of this proxy statement.

(3)	Based on an Amendment to Schedule 13G filed February 14, 2005, in which Brandes Investment Partners, L.P. reported that, as of December 31, 2004, it had sole voting power over none of these shares, shared voting power over 12,024,884 of these shares and shared dispositive power over all 15,435,913 of these shares. Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby, as control persons of Brandes Investment Partners, L.C., disclaim any direct ownership of all of these shares, except for an amount that is substantially less than 1% of the number of shares reported in the Amendment to Schedule 13G.

(4)	Based on Amendment No. 14 to Schedule 13G filed March 31, 2005, in which PRIMECAP Management Company (“PRIMECAP”) reported that, as of December 31, 2004, it had sole voting power over 2,238,691 of these shares, shared voting power over none of these shares and sole dispositive power over all 13,980,341 of these shares. PRIMECAP has informed Delta that 8,150,000 of these shares were held by the Vanguard Chester Funds — Vanguard PRIMECAP Fund, which is managed by PRIMECAP. In Amendment No. 7 to Schedule 13G filed February 14, 2005, the Vanguard Chester Funds — Vanguard PRIMECAP Fund, 100 Vanguard Blvd., Malvern, PA 19355, reported that, as of December 31, 2004, it had sole voting power over all 8,150,000 of these shares and neither sole nor shared dispositive power over any of these shares.

(5)	Based on an Amendment to Schedule 13G filed February 14, 2005, in which Michael A. Roth and Brian J. Stark, as joint filers, reported that, as of December 31, 2004, they had shared voting and shared dispositive power over all 9,892,728 of these shares. The shares are held by Shepherd Investments International, Ltd. (“Shepherd”), Shepherd Trading Limited (“Shepherd Trading”), Stark Trading, Stark International, Reliant Trading and SF Capital Partners Ltd. (“SF Capital”). The joint filers direct the management of (a) Stark Offshore Management, LLC (“Stark Offshore”), which acts as the investment manager and has sole power to direct the management of Shepherd, Shepherd Trading and SF Capital; and (b) Stark Onshore Management, LLC, which acts as managing general partner and has sole power to direct the management of Stark Trading, Stark International and Reliant Trading.

(6)	Based on an Amendment to Schedule 13G filed February 14, 2005, in which Capital Research and Management Company reported that, as of December 31, 2004, it had neither sole nor shared voting power over any of these shares and had sole dispositive power over all 9,648,730 of these shares. Capital Research and Management Company disclaims beneficial ownership of all of these shares.

(7)	Based on an Amendment to Schedule 13G filed February 14, 2005, in which Capital Group International, Inc. reported that, as of December 31, 2004, it had sole voting power over 6,015,030 of these shares, shared voting power over none of these shares and sole dispositive power over all 9,051,950 of these shares. Capital Group International, Inc. disclaims beneficial ownership of all of these shares.

(8)	Based on an Amendment to Schedule 13G filed February 14, 2005, in which Capital Guardian Trust Company reported that, as of December 31, 2004, it had sole voting power over 4,489,560 of these shares, shared voting power over none of these shares and sole dispositive power over all 7,157,280 of these shares. Capital Guardian Trust Company disclaims beneficial ownership of all of these shares.

PERSONNEL & COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION
The Personnel & Compensation Committee of the Board of Directors consists entirely of non-employee directors who are independent, as defined in the New York Stock Exchange listing standards and Delta’s director independence standards. This report discusses the Committee’s overall objectives in designing Delta’s executive compensation program. It also reviews the Committee’s compensation determinations in 2004 for Delta’s executive officers, including the Chief Executive Officer.
Philosophy of Executive Compensation Program
The Committee’s primary objective is to have an executive compensation program that attracts, motivates and retains talented executives to work for the long-term advantage of Delta’s primary stakeholder groups. The Committee believes that an executive compensation program designed and administered with a clear and strong link to Delta’s business strategy and long-term goals will accomplish this objective.
Consistent with this philosophy, the Committee believes it is important to emphasize:

•	performance-based compensation that causes an executive’s total compensation to vary according to Delta’s near- and long-term financial and operating performance as well as the executive’s individual performance;

•	equity participation through stock options, restricted stock and other stock-based awards that connects an executive’s compensation with shareowner interests; and

•	a competitive strategy that positions executive compensation fairly and equitably with respect to all of Delta’s employee groups and the relative competitive labor markets.
Delta competes for executives with companies both inside and outside the airline industry. Accordingly, the Committee regularly compares Delta’s executive compensation program to those in place at other major U.S. airlines and at a cross-section of major companies in other industries. For this reason, the relevant market for pay comparisons is broader than the airline peer companies that comprise the Amex Airline Index in the Stock Performance Graph elsewhere in this proxy statement. The Committee has retained an executive compensation consulting firm, which assists in evaluating and revising the executive compensation program.
As described below, during 2004, the Committee took several steps which substantially reduced executives’ compensation well below competitive amounts, in recognition of Delta’s financial condition and the sacrifices being made by all employees under Delta’s cost reduction initiatives. The Committee believes these actions were appropriate in the circumstances, but is concerned about the cumulative impact of these decisions on achievement of the Committee’s primary objective to attract, motivate and retain talented executives to work for the long-term advantage of Delta’s primary stakeholder groups. During 2005, the Committee intends to monitor the impact of these decisions and evaluate opportunities to improve the program’s performance against its primary objective, within the context of Delta’s overall situation.
Changes to the Executive Compensation Program
During 2003, the Committee considered a redesign of the executive compensation program. As a result of this review, the Committee made a number of changes to the program beginning in 2004. These included (1) changing the peer group used for determining competitive executive compensation levels so that major U.S. airlines play a more significant role in peer comparisons than they had in the past; and (2) reducing the targeted compensation level for executives to the 50th percentile of the competitive market for each of total annual compensation (base salary plus annual incentive) and total direct compensation (total annual compensation plus long-term incentives) from the 2003 targets of the 55th and 60th percentiles, respectively. These changes substantially reduced the targeted compensation for officers in 2004.
Principal Components of Executive Compensation
The principal components of Delta’s executive compensation are base salary, annual incentives and long-term incentives. A discussion of these components follows.
Base Salary
The Committee continues to target salaries for executive officers at the 50th percentile of the competitive market. Actual salary levels are based on a number of factors that include the executive’s performance, responsibilities and experience, as well as Delta’s circumstances.
During 2004, the Board of Directors elected a new leadership team, which includes Mr. Grinstein as Chief Executive Officer and six other executive officers. Five of these six executive officers were promoted from within Delta to their respective positions. The Chief Financial Officer was hired from outside Delta.
Mr. Grinstein’s compensation is discussed elsewhere in this report. During 2004, the Committee established the salary of each of the other six executive officers at or below their respective target level.
As part of its cost reduction efforts, Delta implemented an across-the-board 10% pay reduction for non-pilot employees, including the executive officers, effective January 1, 2005. Accordingly, the salary of each of the executive officers is now below the targeted level. Additional information about the salary for each of the executive officers named in the Summary Compensation Table can be found in footnote 2 to that table on page 23 of this proxy statement.
Annual Incentives
The annual incentive program links pay and performance by providing a compensation opportunity to participants based on Delta’s achievement of annual performance goals that are established by the Committee consistent with the business plan. For 2004, the target for total annual compensation (base salary plus annual incentive) for executive officers was at the 50th percentile of the competitive market.
Early in 2004, the Committee established the annual incentive opportunities for the year. These opportunities were based on Delta’s achievement of specific financial performance goals regarding free cash flow, net income and unit costs, as well as key initiatives relating to areas such as safety, customer satisfaction, employee relations, operational reliability and strategy.
In January 2005, the Committee accepted management’s recommendation that no annual incentive awards be paid for 2004 due to Delta’s substantial net loss for that year, its plan to eliminate 6,000-7,000 non-pilot jobs by the end of 2005, and the pay and benefit reductions that employees are experiencing as part of Delta’s critical cost reduction efforts.

Long-Term Incentives
Long-term incentive opportunities comprise the largest portion of the targeted total compensation for executive officers. The Committee believes that this approach provides the appropriate focus for executives who have the greatest responsibility for managing Delta and achieving success for Delta’s stakeholders. Specific long-term incentive award guidelines vary by level of responsibility. Awards are made under a plan that permits the Committee to grant stock options, restricted stock, other stock-based awards and cash. Award types vary from year to year at the Committee’s discretion. For 2004, the target for long-term incentive opportunities, combined with total annual compensation (base salary plus annual incentive), was at the 50th percentile of the competitive market.
During 2004, the Committee granted non-qualified stock options to officers, including executive officers other than Mr. Grinstein. This stock option grant represented each officer’s targeted long-term incentive opportunity for 2004 and no other long-term incentive award opportunity was granted. The terms and conditions of these stock options are generally consistent with the stock options granted in 2004 under Delta’s broad-based employee Shared Reward program (discussed below). These options become exercisable in three equal installments on the first, second and third anniversaries of the grant date, and expire on the sixth anniversary of the grant date. The exercise price of the stock options granted to executive officers during 2004 is $7.01 as compared to $6.30 for stock options granted under the Shared Reward program.
The Committee uses the Black-Scholes option pricing model to determine the number of stock options granted to participants. In making these and other long-term incentive awards, the Committee may apply its judgment to adjust the size of an award based on individual performance, contribution to Delta’s success and other factors.
In January 2005, the Committee accepted management’s recommendation that no payments be made under the long-term incentive opportunities granted to officers in July 2002 for the performance period that began July 1, 2002 and ended December 31, 2004. This decision was based on the same reasons the Committee decided that no annual incentive awards would be paid for 2004.
Shared Reward Program
To recognize the substantial contributions made by Delta’s employees to its out-of-court restructuring efforts, Delta created an incentive-based Shared Reward program for eligible employees, which includes (1) stock options; (2) profit sharing if Delta’s annual pre-tax income exceeds specified thresholds; and (3) monthly payments of up to $100 per employee based on Delta’s customer satisfaction and operational performance ratings. On November 11, 2004, the Committee approved the issuance of approximately 62 million non-qualified stock options to approximately 60,000 employees, including pilots.
The terms and conditions of these stock options are generally consistent with the stock options granted to executive officers in 2004. These options become exercisable in three equal installments on the first, second and third anniversaries of the grant date, and expire on the sixth anniversary of the grant date. Members of the Board of Directors and Delta executives did not participate in this stock option grant.

Compensation of the Chief Executive Officer
Upon his election as Chief Executive Officer, Mr. Grinstein’s salary was established in accordance with his recommendation at $500,000 per year, substantially below the competitive market. Mr. Grinstein decided he would not participate in any annual or long-term incentive programs. Accordingly, Mr. Grinstein did not receive in 2004 any stock options, or any other annual or long-term incentive opportunities or awards. Mr. Grinstein does not have an employment contract.
During 2004, Mr. Grinstein voluntarily relinquished his salary for the quarter ended March 31, 2004 to facilitate Delta’s compliance with the executive compensation limits under the Emergency Wartime Supplemental Appropriations Act. He also declined to accept salary for the quarter ended December 31, 2004, in keeping with companywide efforts to reduce Delta’s cost structure. These actions reduced the salary paid to Mr. Grinstein in 2004 from $500,000 to $250,000.
As discussed above, effective January 1, 2005, Mr. Grinstein’s salary was reduced by 10% to $450,000 in line with the across-the-board reduction applied to all non-pilot employees.
During 2004, the Board of Directors continued the formal process by which the Committee conducts an annual evaluation of the Chief Executive Officer’s performance that involves an assessment from all directors. The evaluation reviews the Chief Executive Officer’s performance in areas such as strategic planning, financial matters, leadership, management succession and development, human resources and government and community relations.
Senior Executive Retirement Policy
At the 2004 annual meeting, the shareowners adopted a proposal urging the Committee to prohibit the payment of certain retirement benefits to senior executives without shareowner approval. In response, the Committee adopted a policy prohibiting (1) the grant of service or vesting credit (or accelerated vesting) under a retirement plan for any period that a senior executive was not actually employed by Delta; or (2) making any contribution to any employee grantor trust established by a senior executive. A copy of this policy is posted on Delta’s website at: www.delta.com/pdfs/serv – vest –  ret.pdf.
Compensation Deductibility Policy
A publicly held corporation is generally not able to deduct compensation paid to its chief executive officer or any of its four other highest paid officers to the extent such compensation exceeds $1 million per year unless such compensation is “performance based” within the meaning of Section 162(m) of the Internal Revenue Code. In 2000, shareowners approved the Delta 2000 Performance Compensation Plan (“Plan”), which includes provisions meeting the requirements of “performance based” compensation under Section 162(m). In order for certain payments made pursuant to the Plan to remain Section 162(m) compliant and, therefore, continue to be deductible, the material terms of the performance goals contained in the Plan must be presented to and approved by shareowners every five years.

The Committee believes that seeking such shareowner approval in 2005 is not an effective use of Delta’s resources at this time. The Committee expects that Delta will not lose any tax deduction in 2005 because no executive officer is anticipated to earn compensation in excess of $1 million. The Committee believes that the loss of deductibility, if any, in later years would be de minimis because Delta has substantial net operating losses which would offset the loss of any deduction. The Committee will continue to monitor the issue and may seek shareowner approval at a more appropriate time in the future.
Respectfully submitted,
THE PERSONNEL & COMPENSATION COMMITTEE
David R. Goode, Chair
Edward H. Budd
Paula Rosput Reynolds
Kenneth B. Woodrow

EXECUTIVE COMPENSATION
Information About Summary Compensation Table and Related Matters
This section contains information about the compensation of Mr. Grinstein, who served as Delta’s Chief Executive Officer during 2004, and Delta’s four most highly compensated executive officers, other than Mr. Grinstein, who were serving as executive officers at December 31, 2004. It also includes information about Ms. Escarra, who would have been one of Delta’s four most highly compensated executive officers at December 31, 2004 had she not retired during 2004.
Summary Compensation Table

					Long Term Compensation
		Annual Compensation			Awards		Payouts
				Other	Restricted	Securities		All Other
				Annual	Stock	Underlying	LTIP	Compen-
		Salary	Bonus	Compensation	Awards	Options/SARs	Payouts	sation
Name and Principal Position(1)	Year	($)(2)	($)(3)	($)(4)	($)(5)	(#)(6)	($)(7)	($)(8)
Gerald Grinstein	Year ended 12/31/04	250,000	0	40,837	0	0	0	91,370
Chief Executive Officer
James M. Whitehurst	Year ended 12/31/04	420,000	0	4,511	0	296,700	0	3,581
Sr. Vice President and Chief Network and Planning Officer
Paul G. Matsen	Year ended 12/31/04	382,125	0	2,300	0	313,400	0	5,477
Sr. Vice President and Chief Marketing Officer
Joseph C. Kolshak	Year ended 12/31/04	367,917	0	6,738	0	313,400	0	7,797
Sr. Vice President and Chief of Operations
Gregory L. Riggs	Year ended 12/31/04	362,500	0	4,780	0	313,400	0	8,312
Sr. Vice President, General Counsel and Chief Corporate Affairs Officer
Vicki B. Escarra	Year ended 12/31/04	372,600	0	5,759	0	0	450,000	2,792
Executive Vice President	Year ended 12/31/03	504,000	0	9,540	0	357,258	84,564	735
and Chief Customer	Year ended 12/31/02	540,000	761,400	11,373	0	172,900	138,574	54,880
Service Officer (retired October 1, 2004)

(1)	Messrs. Grinstein, Whitehurst, Matsen, Kolshak and Riggs each became an executive officer of Delta during 2004. Accordingly, consistent with rules adopted by the Securities and Exchange Commission, information regarding their compensation for the years ended December 31, 2003 and 2002 is not included in this table.

(2)	The following table shows the annual salary rate for each current executive officer after becoming an executive officer of Delta in 2004 (“Former Annual Salary”) and after a 10% salary reduction which became effective on January 1, 2005 (“Current Annual Salary”).

Name	Former Annual Salary($)	Current Annual Salary($)
Mr. Grinstein	500,000	450,000
Mr. Whitehurst	426,000	383,400
Mr. Matsen	450,000	405,000
Mr. Kolshak	450,000	405,000
Mr. Riggs	450,000	405,000

Mr. Grinstein voluntarily relinquished his salary for the quarter ended March 31, 2004, to facilitate Delta’s compliance with the executive compensation limits under the Emergency Wartime Supplemental Appropriations Act. He also declined to accept any salary for the quarter ended December 31, 2004, in keeping with companywide efforts to reduce Delta’s cost structure.

(3)	Represents the incentive compensation award, if any, for the specified period.

(4)	Amounts for 2004 for the persons named in the Summary Compensation Table other than Mr. Grinstein include tax reimbursements related to: (a) flight benefits and (b) life insurance arrangements. The amount for Mr. Grinstein for 2004 includes tax reimbursements related to: (a) flight benefits and (b) Delta’s payment of relocation expenses. No person named in the Summary Compensation Table received compensation in the form of personal benefits in excess of the lesser of $50,000 or 10% of the total of his or her annual salary and bonus in 2004.

(5)	At December 31, 2004, Mr. Whitehurst held 7,574 shares of restricted stock valued at $56,654, based on the $7.48 closing price of the Common Stock on the New York Stock Exchange (“NYSE”) on that date. These shares were granted to Mr. Whitehurst on January 1, 2002, in connection with his joining Delta. One half of these shares vested on January 1, 2005, and the remainder will vest on January 1, 2006, if Mr. Whitehurst remains employed by Delta on that date.
At December 31, 2004, Mr. Grinstein had the right to receive a total of 23,387 deferred shares of Common Stock that the Board of Directors granted to him between 1997 and 1999 in recognition of his special service to the Board and Delta as a director. Mr. Grinstein may not vote or dispose of these shares until they are issued to him after he completes his service on the Board of Directors. These deferred shares were valued at $174,935 based on the $7.48 closing price of the Common Stock on the NYSE on December 31, 2004.
No other person named in the Summary Compensation Table held restricted stock, deferred shares or restricted stock units at December 31, 2004.

(6)	Represents the number of shares of Common Stock subject to stock options or stock appreciation rights granted during the period. The number of shares shown for 2003 for Ms. Escarra includes replacement stock options granted on December 26, 2003 under Delta’s stock option exchange program, which was approved by shareowners at the 2003 annual meeting of shareowners.

(7)	No payments will be made for the long-term incentive award opportunities granted in July 2002 for the performance period that began July 1, 2002 and ended December 31, 2004.
The payment to Ms. Escarra in 2004 represents the amount earned by her under the special retention program adopted in January 2002. During 2003, Ms. Escarra agreed to amend her retention award opportunity to vest in three equal annual installments on April 2, 2004, 2005 and 2006, contingent on her remaining employed by Delta through the applicable vesting date. Absent this amendment, Ms. Escarra’s entire award opportunity of $1,350,000 would have been payable in full in January 2004. Under the terms of her amended retention award opportunity, Ms. Escarra received one-third of her award opportunity because she remained employed by Delta from January 1, 2002 through April 2, 2004. As a result of her retirement on October 1, 2004, Ms. Escarra forfeited the remaining two-thirds of her award opportunity.

(8)	For 2004, this column consists of the following items:

	Term Life Insurance	Savings Plan	Relocation
Name	Coverage Premiums($)	Contributions($)	Expenses ($)
Mr. Grinstein	0	0	91,370
Mr. Whitehurst	861	2,720	0
Mr. Matsen	1,377	4,100	0
Mr. Kolshak	1,647	6,150	0
Mr. Riggs	4,212	4,100	0
Ms. Escarra	2,792	0	0

Option/SAR Grants in Last Fiscal Year
The following table sets forth certain information regarding non-qualified stock options granted during 2004 to the persons named in the Summary Compensation Table. None of these grants included stock appreciation rights.

						Grant Date
		Individual Grants				Value

		Number of
		Securities	% of Total
		Underlying	Options Granted	Exercise or		Grant Date
		Options	to Employees in	Base Price	Expiration	Present
Name	Grant Date	Granted (#)	Fiscal Year	($/Sh)(1)	Date	Value($)(2)

Gerald Grinstein	N/A	0	0%	N/A	N/A	N/A
James M. Whitehurst	11/17/2004	296,700	0.4%	$7.01	11/17/2010	$1,155,921
Paul G. Matsen	11/17/2004	313,400	0.4%	$7.01	11/17/2010	$1,220,983
Joseph C. Kolshak	11/17/2004	313,400	0.4%	$7.01	11/17/2010	$1,220,983
Gregory L. Riggs	11/17/2004	313,400	0.4%	$7.01	11/17/2010	$1,220,983
Vicki B. Escarra	N/A	0	0%	N/A	N/A	N/A

(1)	The exercise price is the closing price of the Common Stock on the New York Stock Exchange on the grant date. Subject to certain exceptions, the stock options become exercisable in three equal installments on the first, second and third anniversaries of the grant date.

(2)	The hypothetical grant date present value was determined using the Black-Scholes option pricing model and, consistent with Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” includes the following assumptions:

Date Options Granted
11/17/2004 Become	Expected	Interest	Volatility	Dividend
Exercisable	Option Term	Rate(%)(a)	Rate(%)(b)	Yield(%)(c)
11/17/2005	4 years	3.24%	68%	0%
11/17/2006	5 years	3.49%	62%	0%
11/17/2007	6 years	3.70%	58%	0%

(a)	The interest rate represents the interest rate on a U.S. Treasury security on the grant date with a maturity date corresponding to the expected option term.

(b)	The volatility rate is calculated using monthly Common Stock closing price and dividend information for the period equal to the expected option term that ended on the grant date.

(c)	Delta is not currently paying dividends on the Common Stock, and does not expect to resume paying dividends in the near future. Thus, the dividend yield is 0%.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values
The following table sets forth certain information regarding the number and value of unexercised stock options and stock appreciation rights held at December 31, 2004 by the persons named in the Summary Compensation Table. None of the persons named in the Summary Compensation Table exercised any stock options or stock appreciation rights during 2004.

			Number of Securities		Value of Unexercised In-the-
			Underlying Unexercised		Money Options/SARs
	Shares		Options/SARs at FY-End(#)		at FY-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Gerald Grinstein(2)	0	$0	10,345	2,515	$0	$0
James M. Whitehurst	0	$0	67,634	340,134	$0	$139,449
Paul G. Matsen	0	$0	59,566	356,169	$0	$147,298
Joseph C. Kolshak	0	$0	38,735	330,267	$0	$147,298
Gregory L. Riggs	0	$0	35,850	338,952	$0	$147,298
Vicki B. Escarra	0	$0	444,058	0	$0	N/A

(1)	The value of unexercised in-the-money stock options and stock appreciation rights at December 31, 2004 is based on the excess, if any, of the $7.48 closing price of the Common Stock on the NYSE on December 31, 2004 over the option/SAR exercise price.

(2)	The stock options shown for Mr. Grinstein were granted to him between 1998 and 2002 for serving as a non-employee member of Delta’s Board of Directors. All non-employee members of the Board of Directors during this period received identical stock option awards.
Long-Term Incentive Plans — Awards in Last Fiscal Year
During 2004, none of the persons named in the Summary Compensation Table was granted any long-term incentive award opportunities other than the stock options reported under “Option Grants in Last Fiscal Year.”
Retirement Plans and Other Agreements
The persons named in the Summary Compensation Table (other than Mr. Kolshak, who is eligible to participate under the plans for pilot employees described below) participate in the Delta Retirement Plan (“Pension Plan”), a non-contributory qualified defined benefit plan, which is the broad-based retirement plan for Delta’s non-pilot employees. Retirement benefits for the persons named in the Summary Compensation Table (other than Mr. Kolshak) are based on the same benefit formula as for all other plan participants. Delta also maintains non-qualified pension plans (described below) to provide benefits to employees (including the persons named in the Summary Compensation Table) whose full retirement benefits cannot be paid from the Pension Plan due to Internal Revenue Code limitations applicable to qualified plans.
Until July 1, 2003, retirement benefits under the Pension Plan were calculated using a final average earnings formula, which based the benefit on an employee’s final average earnings, years of service, age at retirement and primary Social Security benefit. Effective July 1, 2003, Delta amended the Pension Plan to transition to a cash balance pension formula. For employees hired after that date, including Mr. Grinstein, who became a Delta employee on January 1, 2004, retirement benefits are based solely on the cash balance formula. Under the cash balance feature, each participant has an account, for recordkeeping purposes only, to which pay credits are allocated annually based on 6% of each participant’s salary and eligible annual incentive compensation awards. In addition, all balances in the accounts of participants earn an annual interest credit. The interest credit is based on the 30 year U.S. Treasury rate published by the Internal Revenue Service. At retirement or termination of employment, an amount equal to the then-vested balance of the cash balance account is payable to the participant, at his election, in the form of an immediate or deferred lump sum or equivalent monthly annuity benefit. Under federal law, mandatory minimum distributions are required to be paid under the Pension Plan after a participant reaches age 70 1/2. Mr. Grinstein became eligible to participate in the Pension Plan on January 1, 2005; therefore, he had accrued no benefit as of December 31, 2004.
Employees covered by the Pension Plan on July 1, 2003 are eligible for transition benefits and will earn retirement benefits for a period of seven years after that date equal to the greater of the benefit determined under the Pension Plan’s (1) final average earnings formula or (2) cash balance formula. These employees will not earn a double benefit during this transition period, only the greater of the two benefits. In addition, employees with less than 30 years of service and who are at least 35 years of age as of July 1, 2003 are eligible to earn additional pay credits under the cash balance formula of 2% if they are less than 40 years of age as of July 1, 2003 and 2.75% if they are older than 40 years of age on that date. These transition pay credits continue until the participant’s retirement or termination of employment.
For years of service after June 30, 2010, employees covered by the Pension Plan will earn new retirement benefits under the cash balance formula only and no further retirement benefits will accrue under the final average earnings formula for any participant for periods worked after July 1, 2010, regardless of date of hire. Benefits earned under the Pension Plan’s final average earnings formula prior to June 30, 2003 will be preserved for employees hired before June 30, 2003 regardless of their retirement date.
Pension Plan Table
The following table shows the estimated annual pension payable under the final average earnings formula (before reduction for Social Security benefits and not accounting for Internal Revenue Code limitations, nor the payment of the non-qualified retirement benefit in a lump sum, as discussed below) to a non-pilot employee, including the persons named in the Summary Compensation Table (other than Messrs. Grinstein and Kolshak). The table assumes that retirement occurred at December 31, 2004 at the normal retirement age of 65 after specified years of service. The benefits in the table paid under the Pension Plan would be paid in the form of a joint and 50% survivor annuity, except to the extent discussed below under “Non-qualified Non-Pilot Retirement Plans.”

Final Average	10 Years of	15 Years of	20 Years of	25 Years of	30 or More
Earnings	Service	Service	Service	Service	Years of Service
$400,000	$80,000	$120,000	$160,000	$200,000	$240,000
800,000	160,000	240,000	320,000	400,000	480,000
1,200,000	240,000	360,000	480,000	600,000	720,000
1,600,000	320,000	480,000	640,000	800,000	960,000
For purposes of the Pension Plan, final average earnings are the average of an employee’s annual earnings, based on the employee’s salary and eligible incentive compensation awards for the 36 consecutive months in the 120-month period immediately preceding retirement which produces the highest average earnings. Under the final average earnings formula, the annual pension benefit is determined by multiplying final average earnings by 60%, and then reducing that amount for service of less than 30 years and by 50% of the primary Social Security benefit payable to the employee. The 50% Social Security offset is reduced for service of less than 30 years with Delta. For purposes of pension benefits under the Pension Plan and the supplemental non-qualified retirement plans discussed below, the completed years of service at December 31, 2004, for the persons named in the Summary Compensation Table (other than Messrs. Grinstein and Kolshak) are as follows: Mr. Matsen — 10 years, 10 months; and Mr. Riggs — 25 years, 7 months. Mr. Whitehurst, who has 3 years of service, will not be vested in his pension benefits until he completes five years of service. Ms. Escarra retired October 1, 2004, with 31 years of service.
Non-qualified Non-Pilot Retirement Plans
Employees designated by the Personnel & Compensation Committee, including the persons named in the Summary Compensation Table other than Mr. Kolshak, are eligible to participate in non-qualified retirement plans that provide pension benefits not permitted to be paid under the Pension Plan due to limits on qualified plans under the Internal Revenue Code. Pension benefits under the non-qualified retirement plans are payable in a lump sum to an executive upon termination of employment with the assumptions regarding the calculation of the lump sum determined in accordance with an agreement approved by the Committee. The Committee also determined that, if a participant uses the lump sum payment of the non-qualified benefit to purchase (from a provider approved by Delta) an equivalent after-tax annuity, Delta would pay the difference (if any) between the cost of the annuity and the after-tax value of the non-qualified lump sum. The participant, however, remains responsible for any taxes on the additional payment required to purchase the annuity. Upon her retirement in October 2004, after 31 years of service to Delta, Ms. Escarra received a lump sum of $3,238,339, which represents the unfunded portion of her earned and vested benefit under this non-qualified plan.
Qualified and Non-qualified Pilot Retirement Plans
Mr. Kolshak is eligible for retirement benefits under non-contributory qualified and non-qualified retirement plans for pilot employees (“Pilot Plans”) established by Delta pursuant to a collective bargaining agreement with its pilots. The estimated annual pension benefit payable to Mr. Kolshak under the Pilot Plans at normal pilot retirement age of 60 and with 25 or more years of service is 60% of his final average earnings under the Pilot Plans (which is similar to final average earnings under the non-pilot plan discussed above) reduced by 50% of the primary social security benefit that would have been payable to him had he retired in 1982 at age 65. The normal form of benefit payment is a joint and 50% survivor annuity; however 50% of the benefit may be paid in single sum with spousal consent. As of December 31, 2004, Mr. Kolshak had completed 16 years, 6 months of service for purposes of the Pilot Plans. Effective December 31, 2004, the Pilot Plans were amended to provide that no further benefit will accrue as the result of additional service performed after December 31, 2004.
Effective January 1, 2005, Delta implemented a defined contribution pension plan for pilot employees. No employee contributions are required or accepted to this plan. Delta’s contribution to each pilot’s account is based upon the pilot’s age and service as of January 1, 2005. The contribution percentages range from 0% to 22.9% of annual earnings and do not change. Based on his age and service at January 1, 2005, Mr. Kolshak’s contribution percentage is 7.7%.

Delta Family-Care Disability and Survivorship Plan
The Delta Family-Care Disability and Survivorship Plan (“D&S Plan”) for eligible non-pilot personnel, including the executive officers other than Mr. Kolshak, provides monthly survivorship benefits based on a participant’s final average earnings and years of service and, until January 1, 2004, provided monthly long-term disability benefits based on a participant’s final average earnings. The D&S Plan also provides a lump sum death benefit of up to $50,000. In general, for purposes of the D&S Plan, final average earnings are (1) for purposes of determining benefits during the first six months of disability, the employee’s monthly earnings, based on the employee’s salary at the time of disability; and (2) for other purposes, the average of the employee’s monthly earnings, based on the employee’s salary and eligible annual incentive compensation awards over specified periods. Eligible survivors of employees who die on or after July 1, 2003 but before June 30, 2010, and survivors of retirees who retire after July 1, 2003 but on or before July 1, 2010, are eligible to receive up to 10 years of monthly survivorship benefits from the date of the employee’s or retiree’s death. No monthly survivor benefits from the D&S Plan will be paid on behalf of participants who die while employed on or after July 1, 2010, or who retire after July 1, 2010. Any benefits which may not be paid under the D&S Plan due to Internal Revenue Code limits are provided under a non-qualified plan for employees designated by the Personnel & Compensation Committee, including the executive officers. Effective January 1, 2004, for disabilities incurred after that date, the long-term disability benefit under the D&S Plan was changed to require employees to purchase coverage from a third party insurer in order to continue eligibility for long-term disability benefits. This change did not affect employees receiving long-term disability benefits from the D&S Plan on January 1, 2004.
Mr. Kolshak is eligible to receive disability and survivorship benefits under the Delta Pilots Disability and Survivorship Plan (“Pilots D & S Plan”). The Pilots D & S Plan provides monthly survivorship benefits to a participant based on a percentage of his final average earnings and years of service, and disability benefits based on a percentage of his final average earnings. The Pilots D & S Plan also provides a lump sum death benefit of up to $50,000. In general, for purposes of determining Mr. Kolshak’s benefits under the Pilots D & S Plan, his final average earnings are based on the average of his monthly earnings, based on his salary and eligible annual incentive compensation awards, over specified periods. In the event Mr. Kolshak dies while employed by Delta, his eligible family members are eligible to receive an amount equal to 25%, 30% or 35% of his final average earnings (depending on whether he has one, two, or three or more eligible family members respectively, and his age at death), subject to reduction for service of less than 25 years with Delta if he dies after retirement, and for certain payments from the Pilot Plans and other sources.
Change in Control Agreements
In 1997, the Board of Directors approved change in control agreements between Delta and certain employees. The agreements provide certain benefits to covered individuals that vary by participation level if there is a qualifying event during the term of the agreement. A qualifying event occurs if, within a specified period after a change in control of Delta (1) there is an involuntary termination of the individual’s employment by Delta, other than for cause or due to the individual’s death or disability; or (2) the individual voluntarily terminates his employment for good reason. A qualifying event also occurs if there is a change in control within one year after a termination under either circumstance described in the preceding sentence as a result of actions taken by Delta in anticipation of a change in control. Delta has not entered into change in control agreements with either Mr. Grinstein or Michael J. Palumbo, Delta’s Chief Financial Officer.
The benefits provided upon a qualifying event for covered executive officers include a lump sum payment of up to 200% of the sum of the individual’s annual base salary rate and target incentive compensation award; the present value of the individual’s non-qualified pension benefits (with certain additional age and service credits); certain retiree medical and monthly survivor coverage (or the present value equivalent, depending on the individual’s age) and life insurance coverage; and certain flight benefits. In addition, upon a change in control, pro rata target incentive compensation awards will be paid, and all outstanding stock options, restricted stock and similar awards will immediately become nonforfeitable and exercisable. Moreover, if there is a change in control, each outstanding performance-based long-term incentive award opportunity will be paid in an amount equal to the greater of (1) the actual award payable to the participant for the applicable performance period, calculated as if the performance period had ended on the date of the change in control, and (2) the target award payable to the participant for that performance period, in each case prorated to reflect the portion of the performance period elapsed through the date of the change in control. The agreements also provide for reimbursement to the individual for taxes on certain welfare benefits as well as any excise taxes paid under Section 4999 of the Internal Revenue Code and related taxes thereon.
In 2003, the Board of Directors adopted a policy requiring shareowner approval for future severance arrangements for executive officers that provide benefits exceeding 2.99 times the officer’s salary and bonus.
The Personnel & Compensation Committee is planning to review the change in control agreements due to changes in the law and changes in Delta’s organizational and benefits structure.
Equity Compensation Plan Information
The following table provides information about the shares of Common Stock that may be issued upon the exercise of stock options and other awards under Delta’s existing equity compensation plans as of December 31, 2004.

		(b)	(c)
	(a)	Weighted-Average	No. of Securities Remaining
	No. of Securities	Exercise Price of	Available for Future Issuance
	to be Issued Upon	Outstanding	Under Equity Compensation
	Exercise of Outstanding	Options,	Plans
	Options,	Warrants and	(Excluding Securities
Plan Category	Warrants and Rights	Rights	Reflected in Column (a))
Equity compensation plans approved by securities holders(1)	43,599,703	$26.67	7,936,546 (3)
Equity compensation plans not approved by securities holders(2)	62,332,745	$6.35	257,255
Total	105,932,448	$14.71	8,193,801 (3)

(1)	Includes (a) the 1996 broad-based pilot and non-pilot plans under which we granted stock options in 1996, 1997 and 1998; (b) the Delta 2000 Performance Compensation Plan, including a predecessor plan, an equity compensation plan for management; and (c) the Non-Employee Directors’ Stock Plan, an equity compensation plan for non-employee members of the Board of Directors.

(2)	In 1998, the Board of Directors adopted the Non-Employee Directors’ Stock Option Plan under which each non-employee director may receive an annual grant of stock options. A total of 250,000 shares of Common Stock may be issued under this plan.

During the December 2004 quarter, we adopted, as part of the Shared Reward program, broad-based pilot and non-pilot stock option plans due to the substantial contributions made by employees to our out-of-court restructuring efforts. We did not seek shareowner approval to adopt these plans because the Audit Committee of our Board of Directors determined that the delay necessary in obtaining such approval would seriously jeopardize our financial viability. The NYSE accepted our reliance on this exception to its shareowner approval policy. A total of 62,340,000 shares of Common Stock may be issued under these plans.

(3)	Includes 2,203,418 shares of Common Stock available for awards other than stock options under the Delta 2000 Performance Compensation Plan, including a predecessor plan, and 400,319 shares of Common Stock available for awards other than stock options under the Non-Employee Directors’ Stock Plan.
Stock Performance Graph
The following graph compares the cumulative total returns(1) during the specified period on Delta’s Common Stock, the Standard & Poor’s 500 Stock Index and the Amex Airline Index.

(1)	Cumulative total return is defined as stock price appreciation plus dividends paid, assuming reinvestment of all such dividends.

(2)	The Amex Airline Index (ticker symbol XAL) consists of AirTran Holdings, Alaska Air Group, AMR Corporation, Continental Airlines, Delta, ExpressJet Holdings, JetBlue Airways, Northwest Airlines, SkyWest and Southwest Airlines.

AUDIT COMMITTEE REPORT
The Audit Committee represents and assists the Board of Directors in its oversight of the integrity of Delta’s financial statements, compliance with legal and regulatory requirements, the qualifications and independence of the independent auditors, and the performance of the independent auditors and the internal audit function. The Committee retains, oversees and reviews the performance of the independent auditors, who report directly to the Committee. The Committee has the resources and authority it deems appropriate to discharge its responsibilities.
Management is responsible for Delta’s system of internal controls, its financial statements and the financial reporting process. Since 1999, Delta has retained PricewaterhouseCoopers LLP to provide internal audit services. A PricewaterhouseCoopers partner, who reports to the Committee, heads Delta’s internal audit function, attends Committee meetings and regularly provides reports to the Committee.
During the past year, the Committee at each of its regularly scheduled meetings discussed with management the scope, plans for and progress of management’s evaluation of Delta’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. The Committee also discussed the status of testing of internal control over financial reporting with Delta’s independent auditors, Deloitte & Touche LLP. The Committee reviewed, and discussed with management and the independent auditors, management’s assessment of and report on the effectiveness of Delta’s internal controls over financial reporting as of December 31, 2004, and the independent auditors’ attestation report on management’s assessment. The Committee held private sessions at its regularly scheduled meetings with the head of Delta’s internal audit function, Delta’s independent auditors, management and Delta’s general counsel.
In this context, the Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2004 with management and the independent auditors. The Committee discussed with the independent auditors the matters required to be discussed under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. The Committee also discussed with the independent auditors the matters required under the New York Stock Exchange’s listing standards, as modified and supplemented, and the Securities and Exchange Commission’s rules. In addition, the Committee received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and discussed with the independent auditors their independence from Delta and its management. The Committee also determined that the independent auditors’ provision of non-audit services in 2004 to Delta was compatible with the auditors’ independence.
In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in Delta’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the Securities and Exchange Commission. The Committee also appointed Deloitte & Touche LLP as Delta’s independent auditors for 2005, subject to shareowner ratification.
Respectfully submitted,
THE AUDIT COMMITTEE
Edward H. Budd, Chair
John F Smith, Jr.
Joan E. Spero
Kenneth B. Woodrow

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT AUDITORS
The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as Delta’s Independent Registered Public Accounting Firm (“independent auditors”) for 2005, subject to ratification by the shareowners. Representatives of Deloitte & Touche LLP, which also served as Delta’s independent auditors for 2004, are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire, and will be available to respond to questions.
Delta’s Certificate of Incorporation and By-Laws do not require that shareowners ratify the selection of Deloitte & Touche LLP as our independent auditors. We are submitting the selection of the independent auditors for shareowner ratification (as we have done in prior years) because we believe it is a matter of good corporate practice. If shareowners do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider the selection of the independent auditors.
The Board of Directors recommends a vote FOR this proposal.
Fees Of Independent Auditors for 2004 and 2003
The following table shows the aggregate fees for professional services rendered by Delta’s independent auditors, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, for audit services for 2004 and 2003, and fees billed for audit-related services and tax services in 2004 and 2003.

	Amount
Description of Fees	2004	2003
Audit Fees(1)	$4,748,203	$1,881,900
Audit-Related Fees(2)	$288,605	$392,815
Tax Fees(3)	$2,825,420	$1,839,167
All Other Fees	$0	$0

(1)	Principally includes fees related to an audit of management’s assessment of effectiveness of internal control over financial reporting as of December 31, 2004; audits of the financial statements of Delta and its subsidiaries, including the issuance of a new independent auditors’ report related to Delta’s consolidated financial statements as of and for the year ended December 31, 2003 to add an explanatory paragraph regarding the uncertainty about Delta’s ability to continue as a going concern; reviews of financial statements and disclosures in SEC filings; comfort letters and consents; and statutory audits for non-U.S. jurisdictions.

(2)	Principally includes fees related to employee benefit plan audits; audit-related services pertaining to an airport construction project; and accounting consultations.

(3)	Includes tax compliance and preparation fees of $2,816,920 and $1,369,541 in 2004 and 2003, respectively, principally related to amendments of Delta’s tax returns to seek refunds of certain taxes paid; property tax appeals; licensing and user training fees relating to tax compliance software; the review of Delta’s federal tax returns; assistance with tax return filings in foreign jurisdictions; expatriate tax return preparation and compliance (which was moved to another service provider during 2004); and assistance with tax return audits and administrative appeals in state, local, U.S. and foreign jurisdictions.

Includes for 2004 tax consulting and advisory service fees of $8,500 related to the transition of executive tax return and financial planning services from the independent auditors to another service provider.

Includes for 2003 tax consulting and advisory services fees of $469,626, principally related to unemployment benefits and executive tax return preparation and financial planning services.

Pre-Approval Of Audit And Non-Audit Services
The charter of the Audit Committee provides that the Committee is responsible for the pre-approval of all audit and permitted non-audit services to be performed for Delta by the independent auditors. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors.
Each year management requests Committee pre-approval of the annual audits, statutory audits, quarterly reviews and any other engagements of the independent auditors known at that time. In connection with these requests, the Committee considers information about each engagement, including the budgeted fees, the reasons management is requesting the services to be provided by the independent auditors and any potential impact on the auditors’ independence. As additional proposed audit and non-audit engagements of the independent auditors are subsequently identified, or if pre-approved services exceed the pre-approved budgeted amount for those services, the Committee will consider similar information in connection with the pre-approval of such engagements or services. If Committee pre-approvals are required between regularly scheduled Committee meetings, the Committee has delegated to the Chair of the Committee, or an alternate member of the Committee, the authority to grant pre-approvals. Pre-approvals by the Chair or the alternate member are reviewed with the Committee at its next regularly scheduled meeting.

PROPOSAL 3 — AMENDMENT TO THE CERTIFICATE OF INCORPORATION
Description of Proposed Amendment
The Board of Directors has approved and declared advisable, and is recommending to the shareowners for approval at the annual meeting, an amendment to Article Fourth of Delta’s Certificate of Incorporation to increase the number of shares of Common Stock which Delta is authorized to issue from 450 million to 900 million, and to reduce the par value of the Common Stock from $1.50 per share to $0.01 per share. The first paragraph of paragraph A of Article FOURTH is proposed to be amended to read in its entirety as follows:

“FOURTH: A. The total number of shares of capital stock which the corporation shall have authority to issue is Nine Hundred Twenty Million (920,000,000), of which Nine Hundred Million (900,000,000) shall be common stock of the par value of One Cent ($0.01) per share (hereinafter called the “common stock”), and Twenty Million (20,000,000) shall be preferred stock of the par value of One Dollar ($1.00) per share (hereinafter called the “preferred stock”).”
Delta is currently authorized to issue 20 million shares of preferred stock, par value $1.00 per share. The proposed amendment will not affect this authorization.
Purposes and Effects of Proposed Amendment
The proposed amendment would increase the number of shares of Common Stock which Delta is authorized to issue from 450 million to 900 million. The additional 450 million shares would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently issued and outstanding. The proposed amendment would also reduce the par value of the Common Stock from $1.50 per share to $0.01 per share.
The Board of Directors believes it is desirable to increase the number of shares of Common Stock that Delta is authorized to issue in order to provide Delta with improved flexibility. We do not currently have any specific agreements or plans to issue any of the proposed additional shares. The proposed amendment to Article Fourth would permit Delta to respond to potential corporate needs and opportunities by issuing additional shares of Common Stock without further shareowner action (except as may be required in a specific case by law or New York Stock Exchange rules). The Board believes it is prudent for Delta to have this flexibility.
Reducing the par value of the Common Stock in conjunction with increasing the number of authorized shares will also benefit Delta. First, the reduction will result in a savings of approximately $27,000 in the filing fees payable to the State of Delaware upon filing the certificate amendment to increase the total number of authorized shares. Second, the lower par value will increase Delta’s flexibility in using Common Stock for various corporate purposes because the General Corporation Law of the State of Delaware (“Delaware law”) permits a company to issue shares only if it receives value equal to at least the par value for the shares. Finally, reducing the par value may result in a reduction to Delta’s statutory capital, and an increase in its “surplus,” as defined under the Delaware law. The amendment will not affect the overall balance of Delta’s shareowners’ equity.
The holders of Common Stock are not entitled to preemptive rights or cumulative voting. Thus, the issuance of additional shares of Common Stock would dilute the ownership and voting rights of Delta’s existing shareowners.

The proposed increase in the number of shares of Common Stock that Delta is authorized to issue is not intended to inhibit a change in control of Delta. The availability for issuance of additional shares of Common Stock could discourage, or make more difficult, efforts to obtain control of Delta. For example, the issuance of shares of Common Stock in a public or private sale, merger or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of Delta. The Board of Directors and management are not aware of any pending or threatened efforts to acquire control of Delta.
If the shareowners approve the amendment of the Certificate of Incorporation, the Board of Directors intends to promptly file the amendment with the Secretary of State of the State of Delaware. However, the Board reserves the right under Delaware Law, at any time prior to the effectiveness of the filing of the Amendment, to abandon the Amendment without further shareowner action.
Delta’s Planned Uses of Previously Authorized Common Stock
Delta has sufficient authorized and treasury shares to cover the currently reserved shares and shares which may be issued in the foreseeable future to redeem ESOP Preferred Stock under the Savings Plan, as described below. Although we recently filed a shelf registration statement with the Securities and Exchange Commission with respect to the possible future issuance of up to $500 million of our equity and debt securities, we do not currently have any specific agreements or plans to issue any of the proposed additional shares under that registration statement.
Current Common Stock Reserves
As of December 31, 2004, 139,830,443 shares of Common Stock were issued and outstanding, and 50,915,002 shares of Common Stock were in treasury. Assuming (1) all of Delta’s 8.00% convertible senior notes, 2 7/8% convertible senior notes and the ESOP Preferred Stock outstanding as of December 31, 2004 are converted into Common Stock at the applicable conversion rates and (2) all shares reserved under our broad-based employee stock option plans, our 2000 Performance Compensation Plan, our Non-Employee Directors’ Stock Option Plan and our Non-Employee Directors’ Stock Plan were issued, the number of shares of Common Stock outstanding would increase by approximately 149,962,951 shares to approximately 289,793,394 shares. In addition, Delta has an ongoing need to use Common Stock to redeem shares of ESOP Preferred Stock, as described below.
ESOP Preferred Stock Dividends and Redemptions
Delta is generally required to redeem shares of ESOP Preferred Stock (1) to provide for distributions of the accounts of Savings Plan participants who terminate employment and request a distribution and (2) to implement annual diversification elections by Savings Plan participants who are at least 55 and have participated in the Savings Plan for at least ten years. In these circumstances, shares of ESOP Preferred Stock are redeemable at a price equal to the greater of (1) $72.00 per share or (2) the fair value of the shares of Common Stock issuable upon conversion of the ESOP Preferred Stock to be redeemed, plus, in either case, an amount equal to accrued but unpaid dividends on such shares of ESOP Preferred Stock. Under the terms of the ESOP Preferred Stock, Delta may pay the redemption price in cash, shares of Common Stock (valued at fair value), or in a combination thereof.

Under Delaware law, a company may pay dividends on its stock only (1) out of its “surplus,” which is generally defined as the excess of a company’s net assets over the aggregate par value of its issued stock, or (2) from its net profits for the fiscal year in which the dividend is paid or from its net profits for the preceding fiscal year. Delaware law also prohibits a company from redeeming or purchasing its stock for cash or other property, unless the company has sufficient “surplus.”
During December 2003, to comply with Delaware law, Delta took the following actions:

•	Suspended indefinitely the payment of dividends on the ESOP Preferred Stock. Unpaid dividends on the ESOP Preferred Stock will accrue without interest, until paid, at a rate of $4.32 per share per year.

•	Changed the form of payment Delta uses to redeem shares of ESOP Preferred Stock when redemptions are required under the Savings Plan. For the indefinite future, Delta will pay the redemption price of the ESOP Preferred Stock in shares of Common Stock rather than in cash.
During the twelve months ended December 31, 2004, Delta issued 6,330,551 shares of Common Stock under the Savings Plan to redeem approximately 422,000 shares of ESOP Preferred Stock. These shares of Common Stock were issued from treasury. The number of shares of Common Stock necessary to redeem ESOP Preferred Stock in the future will depend on various factors, including the duration of the period during which Delta may not redeem ESOP Preferred Stock for cash under Delaware Law; the fair value of the Common Stock when ESOP Preferred Stock is redeemed; and the number of shares of ESOP Preferred Stock redeemed by Savings Plan participants who terminate their employment or elect to diversify their Savings Plan accounts.
At December 31, 2004, 5,417,735 shares of ESOP Preferred Stock were issued and outstanding. Of that total, approximately 3.8 million shares were allocated to the accounts of Savings Plan participants; the remaining shares are available for allocation in the future.
The Board of Directors recommends a vote FOR this proposal.
SHAREOWNER PROPOSALS
We often receive suggestions from shareowners, some of which are formal shareowner proposals. All suggestions from shareowners are given careful attention by Delta’s management and Board of Directors. When it agrees with a shareowner proposal, the Board can usually implement the proposal without a shareowner vote. The shareowner proposals in this proxy statement are those that the Board believes are not in the best interest of Delta’s shareowners as a whole.
At the 2004 annual meeting, shareowners approved a proposal urging the Personnel & Compensation Committee to obtain shareowner approval before granting certain retirement benefits to senior executives. As discussed on page 21 of this proxy statement, the Committee adopted a policy in response to this shareowner action.
The following six proposals have been submitted by individual shareowners. Each proposal will be voted on at the annual meeting if the proposal is submitted for a vote. In accordance with federal securities laws, Delta includes the shareowner proposals and the related supporting statements as submitted by the proponents. To easily distinguish between material provided by the proponents, and information the Board of Directors would like you to consider, the shareowner proposals and supporting statements appear in italics. The Board of Directors recommends a vote AGAINST these proposals for the reasons set forth after each proposal.

Proposal 4
Shareowner Proposal Regarding Sexual Orientation
and Gender Identity Policies
The Office of the Comptroller of New York City, 1 Centre Street, New York, New York 10007, and the Office of the State Comptroller of the State of New York, 110 State Street, Albany, New York 12236, have given notice that they intend to introduce the following resolution at the annual meeting.
Proponent’s Proposal:
WHEREAS, corporations with non-discrimination policies relating to sexual orientation have a competitive advantage to recruit and retain employees from the widest talent pool;
Employment discrimination on the basis of sexual orientation diminishes employee morale and productivity;
The company has an interest in preventing discrimination and resolving complaints internally so as to avoid costly litigation and damage its reputation as an equal opportunity employer;
Atlanta, Seattle and Los Angeles, and San Francisco have adopted legislation restricting business with companies that do not guarantee equal treatment for lesbian and gay employees and similar legislation is pending in other jurisdictions;
The company has operations in and makes sales to institutions in states and cities which prohibit discrimination on the basis of sexual orientation;
A recent National Gay and Lesbian Taskforce study has found that 16%-44% of gay men and lesbians in twenty cities nationwide experienced workplace harassment or discrimination based on their sexual orientation;
National public opinion polls consistently find more than three-quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals;
A number of Fortune 500 corporations have implemented non-discrimination policies encompassing the following principles:

(1)	Discrimination based on sexual orientation and gender identity will be prohibited in the company’s employment policy statement.

(2)	The non-discrimination policy will be distributed to all employees.

(3)	There shall be no discrimination based on any employee’s actual or perceived health condition, status or disability.

(4)	There shall be no discrimination in the allocation of employee benefits on the basis of sexual orientation or gender identity.

(5)	Sexual orientation and gender identity issues will be included in corporate employee diversity and sensitivity programs.

(6)	There shall be no discrimination in the recognition of employee groups based on sexual orientation or gender identity.

(7)	Corporate advertising policy will avoid the use of negative stereotypes based on sexual orientation or gender identity.

(8)	There shall be no discrimination in corporate advertising and marketing policy based on sexual orientation or gender identity.

(9)	There shall be no discrimination in the sale of goods and services based on sexual orientation or gender identity; and

(10)	There shall be no policy barring on corporate charitable contributions to groups and organizations based on sexual orientation.
RESOLVED: The Shareholders request that management implement equal employment opportunity policies based on the aforementioned principles prohibiting discrimination based on sexual orientation and gender identity.
STATEMENT: By implementing policies prohibiting discrimination based on sexual orientation and gender identity, the Company will ensure a respectful and supportive atmosphere for all employees and enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.
Board of Directors’ Statement in Opposition to Shareowner Proposal
The Board of Directors is firmly committed to a policy of equal opportunity for all employees and to a work environment that values diversity. Delta’s published policies prohibit discrimination based on sex and sexual orientation, and provide for a safe and professional workplace free of all kinds of harassment. These policies include:

•	providing equal opportunity in the recruitment, hiring, job assignment, upgrading, and training of all persons without respect to sex or sexual orientation;

•	achieving full utilization and non-discriminatory treatment for all personnel;

•	prohibiting harassment of any nature in the workplace;

•	conducting business with firms, vendors, and contractors that have demonstrated policies consistent with Delta’s regarding equal opportunity;

•	encouraging employees to report discrimination or harassment by providing a variety of reporting methods, including an anonymous hotline, and consistently investigating and resolving reported incidents; and

•	monitoring compliance with applicable equal opportunity laws.
Delta has already adopted human resources programs consistent with these policies. For example, in 2000, Delta implemented a domestic partners program extending the same types of benefits to employees’ same sex domestic partners that are available to spouses of married employees, to the extent permitted by law. Delta has also encouraged and sponsored employee networking groups, including an active Gay and Lesbian Employee Network.
The Board of Directors believes it is not necessary to adopt this proposal because Delta’s long established policies already address the workplace concerns this proposal seeks to address. Delta is fully committed to treating its employees with respect and engendering an inclusive, diverse atmosphere that encourages members of all employee groups to reach their full potential. Delta is also committed to developing its business and serving all potential customer groups in an inclusive and respectful manner, and operating its global business in accordance with applicable laws and regulations.
For these reasons, the Board recommends a vote AGAINST this proposal.
Proposal 5
Shareowner Proposal Regarding Compensation
or Benefit Increases for Executives
Edward Wasielewski, 8347 Tamarack Dr., Florence, Kentucky 41042, and Kenneth Skelton, 1818 Promontory Dr., Florence, Kentucky 41042, have given notice that they intend to introduce the following resolution at the annual meeting.
Proponent’s Proposal:
RESOLVED, that the shareholders of Delta Air Lines, Inc. (“Delta”) urge the Board of Directors to institute a policy of fiscal responsibility, which would prohibit any increase in compensation or benefit enhancement for any executive of Delta or its subsidiaries during any fiscal quarter of unprofitability. This resolution will take effect immediately.”
Over 30 billion dollars have been lost in the airline industry since September 11, 2001. Delta has suffered a staggering loss in excess of $5.6 billion, is saddled with over $21 billion in debt, and losing millions every day. In the midst of the greatest fiscal crisis in Delta’s history Delta’s Personnel & Compensation Committee (on which current Delta CEO, Gerald Grinstein, served), Delta’s Board of Directors, and Delta’s executives agreed to over $25 million in pay raises and bonuses for Delta executive management. In addition, a $25 million bankruptcy insurance trust fund, which has escalated to over $65 million, was contrived for 35 of Delta’s ever-expanding pool of executive management. This largesse came at the darkest hour of Delta’s history, and made a mockery of good business practice and fiscal responsibility.
At the time all this was being done, Delta management was asking the Federal Government for aid and Delta pilots to take a 30% pay-cut. Needless to say, Congress was not happy with this convoluted business practice, and took it upon itself to tie any Federal aid to the airlines with restrictions on airline executive compensation.
It should not take an act of Congress to rein in Delta executive compensation in the midst of the worst economy in decades, and the worst fiscal crisis the airline industry and Delta have ever faced.
Delta’s pilots agreed to a 32.5% pay-cut, and all other employees have taken a 10% pay-cut as a result [of] the poor leadership and business practices of Delta’s management.
In good conscience, how could Delta management ask its pilots for such a large pay-cut and look for sacrifice from all its other employees yet not even be willing to live within its own means? This proposal is a tailor-made sign of goodwill for management to show its employees that we are all in this together and we can work it out together. What greater tool could Delta management have used than to adopt this proposal and show leadership? What greater bargaining tool could management have at the negotiating table than to lead by example?
It has become apparent from the poor business decisions by Delta’s Personnel & Compensation Committee, Delta’s Board of Directors and Delta executive management that it is incumbent for the Delta shareholders to act.

I therefore urge all Delta shareholders to vote For this resolution and bring fiscal common sense and responsibility back to Delta Air Lines, Inc.
Board of Directors’ Statement in Opposition to Shareowner Proposal
The Board of Directors strongly supports the principle that Delta’s executive compensation program should closely align management and shareowner interests. The program is intended to attract and retain highly qualified executives, and to motivate them to achieve Delta’s financial, operational and strategic goals. It is designed and administered by the Personnel & Compensation Committee of the Board of Directors (“Committee”), which consists solely of non-employee directors who qualify as independent under New York Stock Exchange rules.
When making executive compensation decisions, the Committee regularly considers various factors, including the compensation levels and practices of companies inside and outside the airline industry with which Delta competes for executives; an executive’s performance, responsibilities and experience; and Delta’s performance with respect to pre-established corporate goals and objectives. The Committee also considers Delta’s financial results and shareowner concerns.
As discussed elsewhere in this proxy statement, the Committee made a number of changes to the executive compensation program in 2004, including reducing the targeted compensation for officers to the 50th percentile of a modified peer group in which major U.S. airlines play a more significant role in peer comparisons than they had in prior years. In addition, consistent with the principles of shared sacrifice among employees and the close alignment of executive pay to Delta’s financial performance, the Committee accepted management’s recommendations (1) that no annual incentive awards be paid for 2004; (2) that no payments be made under the long-term incentive opportunities granted to officers in July 2002 for the performance period that began July 1, 2002 and ended December 31, 2004; and (3) that officer salaries be reduced by 10% effective January 1, 2005. Moreover, Delta has reduced its number of officers by approximately 25% since January 2003.
The Board of Directors believes this shareowner proposal is unduly rigid and otherwise inappropriate. The proposal would prohibit Delta from increasing the compensation or benefits of any executive during any fiscal quarter in which Delta is unprofitable. This unusual approach ignores highly relevant compensation criteria such as the competitive market for executives, an executive’s individual performance and a promotion-based compensation increase. It also disregards important qualitative and quantitative factors relating to Delta’s financial results. Finally, implementation of this proposal could cause Delta to lose valuable employees and potential new hires to companies with less restrictive compensation policies.
For these reasons, the Board recommends a vote AGAINST this proposal.
Proposal 6
Shareowner Proposal Regarding Delta’s Executive Compensation Structure
William Sullender, 36 Rio Grande Circle, Apt. 6., Florence, Kentucky 41042, has given notice that he intends to introduce the following resolution at the annual meeting.

Proponent’s Proposal:
RESOLVED, that the shareholders of Delta Air Lines, Inc. (“Delta”) urge the Board of Directors to bring Delta’s executive compensation and organizational structure in line with the low-cost-carrier paradigm Delta management is using for the rest of the company’s employees.
The low-cost-carrier has become the criterion, which Delta is using to retool for the future. “...a new low-cost business model has emerged that offers passengers both lower fares and attractive amenities...the low-cost-carrier business model continues to succeed and grow...We believe it is essential for Delta to reduce costs if we are to compete effectively in the current marketplace.”
Delta Annual Report 2003
Delta management has imposed a blanket 10% across-the-board pay-cut on all non-union employees and the pilots have taken a 32.5% pay-cut. These pay-cuts, in addition to the slashing of benefits and the skyrocketing employee healthcare premiums, have placed Delta front-line employees at the bottom of the pay scale of all the major airlines. This is a sacrifice the employees have endured in order to save the company, yet Delta executive management refuses to participate in the low-cost model it is imposing on its employees.
Comparison of 2002 Executive Compensation

	Delta	Southwest
CEO Salary	$795,000	$305,241
Bonus	$1.4 million	$187,000
Bankruptcy pension trust	$8.24 million	$0
4 other Top Executives Bonuses	$3.4 million	$786,000
Bonuses for Execs who stayed through 2004	Up to 300% of salary	NONE
Bankruptcy-proof Pension Trust for top execs	33 execs — $25.5 million	NONE
2002 Results

	Delta	Southwest
Profit	$(–1.3 billion)	$241 million
Employee cuts	over 16,000	0
Executives	over 60	less than 30
Stock Performance	down 58%	down 23%
Since September 11, 2001 Delta has lost $5.6 billion; Southwest has made over a billion dollars. Southwest Airlines has not made a losing quarter in its company’s history.
Delta, in addition to cutting over 16,000 employees, has slashed employee salaries and benefits. Southwest has not cut any employees nor cut employee compensation except voluntary executive pay-cuts.
“...the Committee has considered the severe financial challenges faced by the Company as a result of the terrorist attacks. Many officers voluntarily reduced their salaries during November and December 2001. In 2002, no officer received a higher bonus than the previous year,...and the bonus paid in 2002 for each of the five named executive officers was actually reduced from that paid in 2001...This resulted in the officer group for Southwest being the only group of Southwest

Employees receiving a sustained reduction in compensation after 9/11, despite the fact that Southwest was the only profitable major airline during that time period.”
Southwest Annual Report 2003
It is time for Delta executive management to adhere to the same policies and structure it is demanding of its employees. This is a matter of leadership and it is time for Delta’s shareholders to lead if management will not.
I therefore urge a vote FOR this proposal.
Board of Directors’ Statement in Opposition to Shareowner Proposal
Delta’s executive compensation program is intended to attract, motivate and retain the management personnel necessary to achieve Delta’s corporate objectives. The program is designed and administered by the Personnel & Compensation Committee of the Board of Directors (“Committee”), which consists solely of non-employee directors who qualify as independent under New York Stock Exchange rules. The Committee retains an executive compensation consulting firm to assist in evaluating and revising the executive compensation program.
Because Delta competes for executives with companies both inside and outside the airline industry, the Committee regularly compares Delta’s executive compensation program to those in place at a peer group consisting of other major U.S. airlines and a cross-section of major companies in other industries. Beginning in 2004, the Committee modified the peer group so that major U.S. airlines (including Southwest Airlines) would play a more significant role in peer comparisons than they had in the past. The Committee also lowered the targeted compensation levels for executives to the 50th percentile of the peer group. These changes substantially reduced the targeted compensation for Delta officers.
In administering the executive compensation program, the Committee emphasizes performance-based compensation and a competitive strategy that positions executive compensation fairly and equitably with respect to all of Delta’s employee groups and the relative competitive labor markets. Consistent with these factors, and in light of Delta’s substantial net loss in 2004, its plan to eliminate 6,000-7,000 non-pilot jobs by the end of 2005 and the pay and benefit reductions that employees are experiencing as part of Delta’s critical cost-reduction efforts, the Committee accepted management’s recommendation (1) that no annual incentive awards be paid for 2004; (2) that no payments be made under the long-term incentive opportunities granted to officers in July 2002 for the performance period that began July 1, 2002 and ended December 31, 2004; and (3) that officer salaries be reduced by 10% effective January 1, 2005. These actions evidence the Committee’s strong support of the principles of shared sacrifice among Delta employees and the close alignment of executive pay to financial performance.
The Board of Directors believes this shareowner proposal is both unnecessary and inappropriate. By relying on stale executive compensation data from 2002, the proposal ignores the substantial actions discussed above which demonstrate that executives are fully participating in Delta’s cost reduction efforts. The proposal also ignores the fact (1) that the annual salary rate of Delta’s Chief Executive Officer declined from $795,000 in 2002 to $450,000 in January 2005; (2) that the aggregate annual salary rates of Delta’s four most highly paid executive officers other than the Chief Executive Officer declined from $2.3 million in 2002 to $1.6 million in January 2005; and (3) that Delta has reduced its number of officers by approximately 25% since January 2003.

Finally, the proposal also disregards the fact that Delta competes for executives with many companies other than low-cost airlines.
For these reasons, the Board recommends a vote AGAINST this proposal.
Proposal 7
Shareowner Proposal Regarding Compensation
of Former Delta Executives
Stanley Barczak, 13037 Hutton Drive, Richwood, Kentucky 41094, and Gerald Gallagher, 1763 Persimmon Court, Florence, Kentucky 41042, have given notice that they intend to introduce the following resolution at the annual meeting.
Proponent’s Proposal:
RESOLVED, that the shareholders of Delta Air Lines, Inc. (“Delta”) urge the Board of Directors to re-negotiate the compensation of all former Delta Executives who have left the company since January 2002 and profited from the $42 million Special Retention Program Delta established to retain them.
“...a key priority in response to the national and industry crisis following 9/11 was to maintain a management team ‘capable of responding effectively to the extraordinary challenges,’ including programs that would retain and motivate the team members...Also as part of its effort to retain Delta’s management team during the extraordinary challenges ahead, the Board in January 2002 established a Special Retention Program, as discussed in the proxy statement. This program provides potential cash awards in 2004 and 2005 for Delta executives, tied to both retention and performance goals.”
Leo Mullin, former Delta CEO, company memo April 3, 2003
The reason Delta’s Board and management gave for the implementation of this lucrative program was to retain Delta’s management team so they could lead the company through challenging times. The program was instituted in January 2002, yet within less than 2 years most of these high-priced executives had left. Those who profited most from this program have departed, some taking the money as soon as it was available.
Mr. Mullin left Delta on January 1, 2004, with a $16 million pension after 6 years of service at Delta. He, like 30 other top Delta executives, participated in the Special Retention Program Delta’s Board of Directors instituted. All of the top executives (Reid, Escarra, Colman, Burns, Harkey, Young, Boatright, Selvaggio, Siek...) under Mr. Mullin have departed Delta. Some of these former executives immediately taking jobs with other airlines directly competing with Delta Air Lines.
Did these executives respond “effectively to the extraordinary challenges” Delta faced before they departed? Delta lost $5.6 billion over the last 3 years and is severely handicapped with $21 billion debt. So why are these executives who participated in this Special Retention Program, yet still departed, being compensated so well? Did they stay on and see the company through the worst? What performance goals could they have reached by leaving Delta in such a dire financial predicament?
This proposal simply asks that the compensation for these particular former executives is re-examined and re-negotiated in light of the job they did, how long they stayed on after the institution of this Special Retention Program, and the dire financial situation the company is mired in. All Delta employees, active and retired, are sacrificing to help the company through these turbulent times. Is it wrong to ask those who led the company into such dire financial straits to be asked to share the sacrifice?
I urge all shareholders to vote For this resolution and establish a standard of accountability.
Board of Directors’ Statement in Opposition to Shareowner Proposal
Delta’s executive compensation program is intended to attract and retain highly qualified executives, and to motivate them to achieve Delta’s corporate objectives. The program is designed and administered by the Personnel & Compensation Committee of the Board of Directors (“Committee”), which consists solely of non-employee directors who qualify as independent under New York Stock Exchange rules. The Committee retains an executive compensation consulting firm to assist in evaluating and revising the program.
In January 2002, the Committee accepted a management recommendation to adopt a special retention program (“Special Retention Program”) to assist Delta in retaining key executives to respond to the substantial challenges facing Delta and the airline industry after the terrorist attacks on September 11, 2001. Each participant in the Special Retention Program, including Delta’s then current executive officers, received a cash retention award opportunity equal to 125% to 300%, of his or her then current base salary. The Special Retention Program provided that:

•	participants who were employed by Delta through December 31, 2003 would be paid 33% of their retention award opportunities in early 2004 (“First Payment”);

•	participants who were employed by Delta through December 31, 2004 would be paid the remaining 67% of their retention award opportunities in early 2005 (“Second Payment”); and

•	if Delta’s EBITDAR Margin for the two-year period that began January 1, 2002 and ended December 31, 2003 was at or above the median of a designated airline peer group, the Second Payment would be accelerated to early 2004 for participants who were employed by Delta through December 31, 2003.
The Special Retention Program also provided that participants who were not employed by Delta through December 31, 2003 and 2004 would forfeit the First and/or Second Payments, as applicable.
In 2002 and 2003, Delta’s executive officers were Leo Mullin, Frederick Reid, Michele Burns, Vicki Escarra and Robert Colman (the “Executive Officers”). In 2003, Mr. Mullin and Mr. Reid voluntarily relinquished their retention award opportunities. Also in 2003, Ms. Burns, Ms. Escarra and Mr. Colman agreed to amend their retention award opportunities so that those awards would, instead of vesting as described above, vest and be paid in three equal installments on April 2, 2004, 2005 and 2006, contingent on their remaining employed by Delta through the applicable vesting date.
Delta met the Special Retention Program’s EBITDAR Margin test for the two-year period that began January 1, 2002 and ended December 31, 2003. Accordingly, all participants in the Special Retention Program who were employed by Delta from January 1, 2002 through December 31, 2003, other than the Executive Officers, received 100% of their retention award opportunities in early 2004, unless they elected to defer the payment.
Neither Mr. Mullin nor Mr. Reid received any payment under the Special Retention Program because they voluntarily relinquished their retention award opportunities in 2003. Ms. Burns, Ms. Escarra and Mr. Colman received 33% of their retention award opportunities because they remained employed by Delta through April 2, 2004, but subsequently forfeited the remaining 67% of their retention award opportunities when they retired or resigned after that date.
The shareowner proposal contains a number of factual errors. For example, Delta’s total payments under the Special Retention Program were less than half of the $42 million claimed by the proponents. Moreover, contrary to the proponents’ suggestion, no participant received any payment under the Special Retention Program unless he or she remained employed by Delta through December 31, 2003. Also contrary to the proponents’ assertion, a majority of the participants in the Special Retention Program remained employed by Delta in January 2005.
The Board of Directors believes this shareowner proposal is inappropriate and inadvisable. All required payments, if any, to former executives under the Special Retention Program were made in accordance with the terms of that program. Delta does not have any remaining rights or duties to former executives under the Special Retention Program and, similarly, those former employees have no rights or duties to Delta. Although the proposal urges the Board to “renegotiate” the compensation of former executives who received payments under the Special Retention Program, Delta has no continuing relationship with those individuals that would provide Delta with the ability to do this.
For these reasons, the Board recommends a vote AGAINST this proposal.
Proposal 8
Shareowner Proposal Regarding Cumulative Voting
in the Election of Directors
Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington D.C. 20037, has given notice that she intends to introduce the following resolution at the annual meeting.
Proponent’s Proposal:
RESOLVED: That the stockholders of Delta Air Lines, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.
REASONS: Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting. Last year the owners of 36,890,595 shares, representing approximately 44% of shares voting, voted FOR this proposal.
If you AGREE, please mark your proxy FOR this resolution.
Board of Directors’ Statement in Opposition to Shareowner Proposal
Delta’s shareowners rejected this proposal at each of the last seven annual meetings.
Like most major corporations, Delta provides for the election of directors by a plurality of the votes cast by the shareowners as a whole. Delta believes this practice best ensures that each director will represent the interests of all shareowners. In contrast, cumulative voting could enable a special interest group to elect a director who feels obligated to represent the interests of the group that elected him or her rather than the interests of all shareowners.
Cumulative voting also creates the possibility of partisanship among Board members, which could undermine the ability of directors to work together effectively. If narrow constituencies of shareowners elect “special interest” directors through cumulative voting, the resulting inability of those directors to exercise independent judgment could impair the Board’s sound analysis and timely conduct of Delta’s business to the detriment of its shareowners.
Because cumulative voting may result in factionalism among directors, there is a trend against its adoption. Only seven states require cumulative voting. The Revised Model Business Corporation Act, a model statute prepared by a committee of the American Bar Association, recommends that states not mandate cumulative voting.
The Board of Directors believes that Delta’s present method for electing directors is working well and should not be changed. Delta’s directors are elected annually, and eight of the nine Board members nominated for election in 2005 are independent non-employee directors, with the only exception being the Chief Executive Officer, who is not independent because he is a Delta employee. The Board’s Corporate Governance Committee, which consists solely of non-employee directors who qualify as independent under NYSE rules, recommends to the Board nominees for election as directors. This process helps to ensure that the Board will continue to act independently and in the best interests of shareowners. The Corporate Governance Committee will consider director candidates suggested by shareowners. The process by which shareowners may recommend director candidates is described on page 6 of this proxy statement.
The Board of Directors believes that strong corporate governance standards are important. The Board recently completed an extensive review of Delta’s corporate governance practices to ensure that these practices continue to meet the highest standards of ethical corporate practices. A copy of Delta’s corporate governance principles is available on Delta’s website at www.delta.com/inside/investors/corp – info/corp – governance/index.jsp or upon written request to Delta’s Corporate Secretary.
For these reasons, the Board recommends a vote AGAINST this proposal.
Proposal 9
Shareowner Proposal Regarding Director Election Threshold
The United Brotherhood of Carpenters and Joiners of America, 101 Constitution Avenue, NW, Washington, D.C. 20001, has given notice that it intends to introduce the following resolution at the annual meeting.
Proponent’s Proposal:
RESOLVED: That the shareholders of Delta Air Lines, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.
SUPPORTING STATEMENT: Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”
Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.
Under the company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the Board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.
It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.
We urge your support of this important director election reform.
Board of Directors’ Statement in Opposition to Shareowner Proposal
Delta is incorporated under the laws of the State of Delaware and is therefore governed by the Delaware General Corporation Law. The Delaware General Corporation Law provides that directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors, unless otherwise specified in a company’s certificate of incorporation or bylaws. Consistent with these provisions, Delta’s By-Laws state that directors shall be elected by a plurality of the votes cast in an election of directors. This plurality vote standard also governs many other public companies that are incorporated in Delaware. Moreover, the Board of Directors believes that the plurality standard is fair and impartial and serves the best interests of Delta’s shareowners.
Delta’s Board has historically been comprised of highly qualified directors from diverse backgrounds, a substantial majority of whom are independent. Each of these directors was elected by a plurality vote. Since Delta’s shareowners have a history of electing highly qualified, independent directors under the current plurality system, a change in the voting requirement is not necessary to improve our corporate governance processes.
In addition, during the past 10 years, every director nominee has received the affirmative vote of more than 81% of the votes entitled to vote and present in person or by proxy at the annual meeting of shareowners. During that same period, no more than 16.5% of the votes entitled to vote and present in person or by proxy at the annual meeting were withheld for the election of any director nominee. Consequently, adoption of the proposed voting requirement would not have changed the outcome of our election process during the past 10 years.
Delta’s plurality voting requirement for the election of directors is also fair and impartial in that it applies equally to any candidate who is nominated for election to the Board of Directors. The nominees who receive the most votes cast for the number of directors to be elected will be elected to the Board of Directors, whether the candidate is nominated by the Board of Directors or a shareowner. For example, a shareowner nominee could be elected under the current standard if the number of votes cast for that nominee exceeds the number of votes cast for one or more other nominees, including persons nominated by the Board. If the proposal was adopted, however, a shareowner nominee might fail to win election to the Board even if such person received more votes than an incumbent director nominee, simply because the shareowner nominee did not receive a majority of the votes cast.
Finally, the proposal does not address what would happen in uncontested elections if one or more candidates who are incumbent directors fail to receive a majority of the votes cast. Consistent with the Delaware General Corporation Law, Delta’s By-Laws provide that directors shall hold office from the time of their election until the next annual meeting and until their successors have been elected and qualified. An incumbent director who did not receive a majority of the votes cast would nonetheless remain in office until such person’s successor is elected and qualified, absent resignation or removal from the Board. In the case of resignation or removal, the Board has the right under Delta’s By-Laws to fill the vacancy, or the position might remain vacant. These alternatives would not necessarily reflect the views of shareowners that have chosen to exercise their right to vote for the directors of their choice at the annual meeting. Adoption of the proposed majority vote standard could result in a less democratic process than the election of directors by plurality vote.
For these reasons, the Board recommends a vote AGAINST this proposal.
OTHER MATTERS
Cost of Solicitation
Delta will pay the cost of soliciting proxies. Delta has retained Georgeson Shareholder Communications, Inc. to solicit proxies, by telephone, in person or by mail, for a fee of $15,000 plus certain expenses. In addition, certain Delta officers and employees, who will receive no compensation for their services other than their regular salaries, may solicit proxies. Delta will also reimburse banks, brokers and other nominees for their costs in forwarding proxy materials to beneficial owners of Delta stock. Other proxy solicitation expenses that Delta will pay include those for preparing, mailing, returning and tabulating the proxies.

Submission of Shareowner Proposals
To be considered for inclusion in our proxy statement for the 2006 annual meeting, shareowner proposals must be submitted in writing and received by us no later than 5:00 p.m., local time, on December 18, 2005, at the following address:

Corporate Secretary Delta Air Lines, Inc. Dept. No. 981 Post Office Box 20574 Atlanta, Georgia 30320
In addition, a shareowner may bring business before the annual meeting, other than a proposal included in the proxy statement, or may submit nominations for directors, if the shareowner complies with the requirements specified in Delta’s By-Laws. The requirements include:

•	providing written notice that is received by Delta’s Corporate Secretary between January 19, 2006 and February 17, 2006 (subject to adjustment if the date of the 2006 annual meeting is substantially moved, as provided in Section 3.1 of the By-Laws); and

•	supplying the additional information listed in Section 3.1 and, for nominations for directors, Section 4.2 of Delta’s By-Laws.
Delta’s By-Laws are available at www.delta.com/inside/investors/corp_ info/corp_governance/index.jsp.
Section 16 Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires Delta’s directors, executive officers and persons who beneficially own more than 10% of a registered class of Delta’s equity securities (“reporting persons”) to file certain reports concerning their beneficial ownership of Delta’s equity securities. Delta believes that during 2004 all reporting persons complied with their Section 16(a) filing obligations with two exceptions. Due to miscommunication within Delta, which had assumed responsibility for the filing, Mr. Kolshak’s initial Form 3 inadvertently omitted to report stock options covering a total of 568 shares of Common Stock which were originally awarded to him before he became an officer under a broad-based employee stock option plan. Similarly, Mr. Riggs inadvertently omitted to report an indirect interest in stock options covering 322 shares of Common Stock that were granted to his spouse (who is also a Delta employee) under the 2004 broad-based employee stock option plan for non-pilot employees. Upon discovery of these omissions, Delta promptly filed an amended Form 3 on behalf of Mr. Kolshak and a Form 4 on behalf of Mr. Riggs.
Extent of Incorporation by Reference of Materials Included in or Accompanying This Proxy Statement
The Stock Performance Graph and the reports of the Audit Committee and Personnel & Compensation Committee included in this proxy statement shall not be deemed to be incorporated by reference into any filing made by Delta under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent Delta incorporates such graph or reports by specific reference.
This proxy statement is accompanied or preceded by Delta’s 2004 Annual Report. The 2004 Annual Report, which contains audited consolidated financial statements and other information about Delta, is not incorporated in the proxy statement and is not to be deemed a part of the proxy soliciting material.

APPENDIX A
DELTA AIR LINES, INC.
DIRECTOR INDEPENDENCE STANDARDS
      Pursuant to New York Stock Exchange listing standards, the Board of Directors adopted in October 2003 director independence standards to aid in its determination of director independence. To be considered “independent” for purposes of these standards, a director must be determined, by resolution of the Board as a whole, after due deliberation, to have no material relationship with Delta other than as a director. The Board of Directors amended these standards in January 2005 to be consistent with amendments to the New York Stock Exchange listing standards adopted in November 2004. In each case, the Board will broadly consider all relevant facts and circumstances and shall apply the following standards.
      1.  A director will not be considered “independent” if:

(a)	the director is, or has been within the last three years, employed by Delta or any of its direct or indirect subsidiaries in the consolidated group with Delta (“Subsidiaries”);

(b)	an immediate family member of the director is, or has been within the last three years, an executive officer of Delta;

(c)	the director, or an immediate family member of the director, is a current partner of a firm that is Delta’s internal or external auditor;

(d)	the director is currently employed by Delta’s internal or external auditor;

(e)	an immediate family member of a director is a current employee of Delta’s internal or external auditor and participates in the audit, assurance or tax compliance (but not tax planning) practice of Delta’s internal or external auditor;

(f)	the director, or an immediate family member of the director, was within the last three years (but is no longer), a partner or employee of Delta’s internal or external auditor and personally worked on Delta’s audit within that time;

(g)	the director, or an immediate family member of the director, is, or has been within the last three years, employed as an executive officer of another company where any of Delta’s present executive officers at the same time serves or served on that company’s compensation committee;

(h)	the director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, Delta and its Subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues(1);

(i)	the director, or an immediate family member of the director, is an executive officer of a company which is indebted to Delta or one of its Subsidiaries, or to which Delta or one of its Subsidiaries is indebted, in any of the last three fiscal years, and the total amount

(1)	In applying the test, both the payments and the consolidated gross revenues to be measured are those reported in the last completed fiscal year. The look back provision for this test applies solely to the financial relationship between Delta and its Subsidiaries and the director’s or his or her immediate family member’s current employer, not former employer. Contributions to tax exempt organizations will not be considered “payments” for purposes of this paragraph.

A-1

           of either company’s indebtedness to the other is at least 2% of the total consolidated assets of such company.
      2.  A director will not be “independent” if the director or an immediate family member of the director receives more than $100,000 during any twelve-month period in direct compensation from Delta and its Subsidiaries, other than director and committee fees, pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) until three years after he or she ceases to receive more than $100,000 per year in such compensation.
      3.  Annually, the Board will review all commercial and charitable relationships of directors. The Board’s determination of directors’ independence will be made public annually prior to their standing for re-election to the Board. Delta will disclose in its annual proxy statement any charitable contributions made by Delta or its Subsidiaries to any charitable organization in which a director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.
      4.  As used in these director independence standards, “immediate family member” has the definition set forth in the New York Stock Exchange listing standard related to director independence, as amended from time to time (the “Listing Standard”). These standards are meant to be read together with the Listing Standard.
      5.  For relationships not covered by these independence standards, or for relationships that are covered, but as to which the Board believes a director may be nevertheless independent, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, will be made by the Board, including the approval of a majority of the directors whom the Board has determined satisfy the independence standards.

A-2

Directions to the Georgia International Convention Center
200 Convention Center Concourse
College Park, GA 30337
From the Airport’s Main Terminal: Follow the signs for Camp Creek Parkway. Once on Camp Creek Parkway, at the first traffic light, turn left into the Gateway Center. The Georgia International Convention Center will be on the right.
From Downtown Atlanta & North Atlanta: I-75/85 South. Take I-85 South. Exit Camp Creek Parkway (exit #72). Follow the signs for Camp Creek Parkway. Once on Camp Creek Parkway, at the first traffic light, turn left into the Gateway Center. The Georgia International Convention Center will be on the right.
From I-285 North: (Cobb County, Marietta, Smyrna, Cumberland) I-285 South to Camp Creek Parkway (exit #2) Turn left onto Camp Creek Parkway and travel approximately 2.6 miles and through 7 traffic lights. At the 8th traffic light, turn right into the Gateway Center. The Georgia International Convention Center will be on the right.
From I-20 West: (Six Flags, Birmingham) I-20 East to I-285 South. Exit Camp Creek Parkway (exit #2) Turn left onto Camp Creek Parkway and travel approximately 2.6 miles and through 7 traffic lights. At the 8th traffic light, turn right into the Gateway Center. The Georgia International Convention Center will be on the right.
From I-20 and I-285 East: (Tucker, Stone Mountain, Conyers, Augusta, Columbia) I-285 South to I-85 N Atlanta Airport/ Atlanta (exit #61) Follow the signs to I-85 N Atlanta. I-85 N to Camp Creek Parkway (exit #72). Once on Camp Creek Parkway, at the first traffic light, turn left into the Gateway Center. The Georgia International Convention Center will be on the right.
From I-85 South: (Newnan, LaGrange, Columbus, Montgomery) I-85 N to Camp Creek Parkway (exit #72). Once on Camp Creek Parkway, at the first traffic light, turn left into the Gateway Center. The Georgia International Convention Center will be on the right.
From I-75 South: (Macon) I-75 North to I-285 West. I-285 West to I-85 N Atlanta Airport/ Atlanta (exit #61). Follow the signs to I-85 N Atlanta. I-85 N to Camp Creek Parkway (exit #72). Once on Camp Creek Parkway, at the first traffic light, turn left into the Gateway Center. The Georgia International Convention Center will be on the right.

You may submit your proxy or voting instructions, as applicable, using the Internet, telephone or U.S. mail.

1030 DELTA BLVD. DEPARTMENT 829 ATLANTA, GA 30320	To use the Internet, go to www.proxyvote.com. To use the telephone, use a touch-tone telephone and call 1-800-690-6903. Have your proxy/voting instruction card in hand when you access the website or call and follow the instructions.

If you mail your proxy/voting instruction card, mark, sign and date your card and return it in the postage-paid envelope, or send it to: For registered shareowners - Delta Air Lines, Inc. c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. For Delta Family-Care Savings Plan participants - Fidelity Management Trust Company c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

VOTING DEADLINES — DELTA FAMILY-CARE SAVINGS PLAN PARTICIPANTS: To submit your instructions using the Internet or telephone, you must do so before 5:00 PM Eastern Daylight Time on May 17, 2005. If you mail your proxy/voting instruction card, the Trustee must receive it by that time.

REGISTERED SHAREOWNERS: To vote by Internet or telephone, you must do so by 11:59 PM Eastern Daylight Time on May 18, 2005. If you vote by mail, your proxy/voting instruction card must be received by 11:59 PM Eastern Daylight Time on May 18, 2005.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:       ☒

DELTA1              KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

DELTA AIR LINES, INC.

DELTA’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.
Withhold
1.	Election of Nominees for Director		For	Vote For	For All	Write the number of the nominee(s) for
	1. Edward H. Budd 2. David R. Goode 3. Gerald Grinstein 4. Arthur E. Johnson 5. Karl J. Krapek	6. Paula Rosput Reynolds 7. John F. Smith, Jr. 8. Joan E. Spero 9. Kenneth B. Woodrow	All	All	Except	whom you withhold authority on the line below.
			☐	☐	☐

DELTA’S BOARD OF DIRECTORS RECOMMENDS					DELTA’S BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR PROPOSAL 2.		For	Against	Abstain	A VOTE AGAINST PROPOSALS 4, 5, 6, 7, 8		For	Against	Abstain
					AND 9, WHICH WERE SUBMITTED BY SHAREOWNERS.
2.	To ratify the appointment of Deloitte & Touche
	LLP as independent auditors for the year
	ending December 31, 2005.	☐	☐	☐	4.	Shareowner Proposal Regarding Sexual Orientation and Gender Identity Policies	☐	☐	☐

DELTA’S BOARD OF DIRECTORS RECOMMENDS					5.	Shareowner Proposal Regarding
A VOTE FOR PROPOSAL 3.		For	Against	Abstain		Compensation or Benefit Increases for Executives	☐	☐	☐

3.	Amendment to the Certificate of Incorporation	☐	☐	☐	6.	Shareowner Proposal Regarding Delta’s Executive Compensation Structure	☐	☐	☐

					7.	Shareowner Proposal Regarding Compensation of Former Delta Executives	☐	☐	☐
For comments, please check the box and write them on the back
where indicated.				☐	8.	Shareowner Proposal Regarding Cumulative Voting in the Election of Directors	☐	☐	☐
		Yes	No
Please indicate if you plan to attend the meeting		☐	☐		9.	Shareowner Proposal Regarding Director Election Threshold	☐	☐	☐
Please sign exactly as your name(s) appears on the proxy/voting instruction card. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

2005 Annual Meeting of Shareowners

May 19, 2005 at 9:00 a.m. at

The Georgia International Convention Center, 200 Convention Center Concourse, College Park, GA 30337

This admission ticket is required to attend the meeting. This ticket admits only the shareowner(s) listed on the reverse side. Each shareowner may be asked to present valid picture identification, such as a driver’s license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

If you submit your proxy or instructions by telephone or Internet, do not return your Proxy/Voting Instruction Card.

Thank you for voting.

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF DELTA AIR LINES, INC.

I hereby appoint Edward H. Budd, Gerald Grinstein and John F. Smith, Jr., and each of them, as proxies with full power of substitution, for and in my name, to vote all shares of Common Stock of Delta Air Lines, Inc. owned by me which I would be entitled to personally vote on all matters which may properly come before the 2005 Annual Meeting of Shareowners of Delta to be held at The Georgia International Convention Center, 200 Convention Center Concourse, College Park, GA 30337, on Thursday, May 19, 2005 at 9:00 a.m., local time, or any adjournment of the meeting.

The proxies shall vote subject to the directions indicated on the reverse side of this Proxy/Voting Instruction Card, and the proxies are authorized to vote in their discretion upon other business as may properly come before the Annual Meeting or any adjournment of the meeting. The proxies will vote as the Board of Directors recommends where a choice is not specified. The proxies cannot vote these shares unless you sign, date and return this Proxy/Voting Instruction Card or vote by the Internet or telephone.

If I am a participant in the Delta Family-Care Savings Plan (Savings Plan), I hereby instruct Fidelity Management Trust Company, as Trustee (Trustee), to vote the shares of Delta’s Series B ESOP Convertible Preferred Stock and Common Stock attributable to my Savings Plan account at the Annual Meeting, as indicated on the reverse side of this card. These instructions shall be confidential. I understand that Delta’s Proxy Statement describes how the Trustee will vote (1) shares attributable to the Savings Plan account if the Trustee does not receive voting instructions from me before 5:00 p.m. EDT on May 17, 2005; and (2) shares of Delta’s Series B ESOP Convertible Preferred Stock not allocated to any participant’s Savings Plan account on the March 25, 2005 record date for the Annual Meeting.

I acknowledge receipt of Delta’s Notice of Annual Meeting of Shareowners, dated April 18, 2005, Proxy Statement and 2004 Annual Report.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

To mail your voting instruction card, mark, sign and date your card and return it in the postage-paid envelope, or send it to: Atlantic Southeast Airlines, Inc. Investment Savings Plan participants - JPMorgan Chase, Trustee c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

1030 DELTA BLVD. DEPARTMENT 829 ATLANTA, GA 30320	VOTING DEADLINE - Your voting instruction card must be received by 5:00 pm Eastern Daylight Time on May 17, 2005.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:       ☒

DELTA3              KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

DELTA AIR LINES, INC.

DELTA’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.
			For All	Withhold Vote For ALL	For All Except	Write the number of the nominees(s) for whom you withhold authority on the line below.
1.	Election of Nominees for Director
	1-Edward H. Budd 2-David R. Goode 3-Gerald Grinstein 4-Arthur E. Johnson 5-Karl J. Krapek	6-Paula Rosput Reynolds 7-John F. Smith, Jr. 8-Joan E. Spero 9-Kenneth B. Woodrow	☐	☐	☐

DELTA’S BOARD OF DIRECTORS RECOMMENDS					DELTA’S BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR PROPOSAL 2.		For	Against	Abstain	A VOTE AGAINST PROPOSALS 4, 5, 6, 7, 8		For	Against	Abstain
AND 9, WHICH WERE SUBMITTED BY SHAREOWNERS.
2.	To ratify the appointment of Deloitte & Touche
	LLP as Delta‘s independent auditors for the year ending December 31, 2005.	☐	☐	☐	4.	Shareowner Proposal Regarding Sexual Orientation and Gender Identity Policies	☐	☐	☐

DELTA’S BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR PROPOSAL 3.		For	Against	Abstain
3.	Amendment to the Certificate
	of Incorporation	☐	☐	☐	5.	Shareowner Proposal Regarding Compensation or Benefit Increases for Executives	☐	☐	☐

					6.	Shareowner Proposal Regarding Delta’s
						Executive Compensation Structure	☐	☐	☐

					7.	Shareowner Proposal Regarding Compensation of Former
						Delta Executives	☐	☐	☐

For comments, please check the box and write them ☐					8.	Shareowner Proposal Regarding
on the back where indicated.						Cumulative Voting in the Election of Directors	☐	☐	☐

		Yes	No		9.	Shareowner Proposal Regarding Director Election Threshold	☐	☐	☐
Please indicate if you plan to attend the meeting.		☐	☐

Please sign exactly as your name(s) appears on the voting instruction card. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (JOINT OWNERS)	Date

ADMISSION TICKET

2005 Annual Meeting of Shareowners

May 19, 2005 at 9:00 a.m. at

The Georgia International Convention Center, 200 Convention Center Concourse, College Park, GA 30337

This admission ticket is required to attend the meeting. This ticket admits only the shareowner(s) listed on the reverse side. Each shareowner may be asked to present valid picture identification, such as a driver’s license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Thank you for submitting your voting instructions.

VOTING INSTRUCTION CARD

This voting instruction card is requested by JPMorgan Chase, as Trustee (“Trustee”) of the Atlantic Southeast Airlines, Inc. Investment Savings Plan (“Savings Plan”), in conjunction with a proxy solicitation by the Board of Directors of Delta Air Lines, Inc. Please read the enclosed Proxy Statement and the 2004 Annual Report for more information regarding the 2005 Annual Meeting of the Shareowners of Delta Air Lines, Inc. to be held on May 19, 2005 (“Annual Meeting”).

I am a participant in the Savings Plan. I hereby instruct the Trustee to vote, in person or by proxy, at the Annual Meeting to be held on May 19, 2005, or any adjournment of the meeting, all shares of Common Stock of Delta Air Lines, attributable to my Savings Plan account, as indicated on the reverse side of this voting instruction card. These instructions shall be confidential.

The Trustee shall vote such shares in accordance with the directions indicated on the reverse side of this voting instruction card. If the Trustee does not receive your voting instructions before 5:00 p.m. EDT on May 17, 2005, such shares will be voted by the Trustee in the same proportion as the votes cast on shares in the Savings Plan for which the Trustee did receive voting instructions.

I acknowledge receipt of Delta’s Notice of Annual Meeting of Shareowners, dated April 18, 2005, Proxy Statement and 2004 Annual Report.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.	Please Mark Here for Address Change or Comments
SEE REVERSE SIDE

DELTA’S BOARD OF DIRECTORS
RECOMMENDS A VOTE FOR ALL NOMINEES.

1.	Election of Nominees for Director

01 Edward H. Budd, 02 David R. Goode, 03 Gerald Grinstein, 04 Arthur E. Johnson, 05 Karl J. Krapek, 06 Paula Rosput Reynolds 07 John F. Smith, Jr., 08 Joan E. Spero, 09 Kenneth B. Woodrow

For All	Withhold vote for All	For All Except

Write the number of the nominee(s) for which you withhold authority on the line below.

DELTA’S BOARD OF DIRECTORS RECOMMENDS A
VOTE FOR PROPOSAL 2.

FOR	AGAINST	ABSTAIN

2.	To ratify the appointment of Deloitte & Touche LLP as Delta’s independent auditors for the year ending December 31, 2005.

DELTA’S BOARD OF DIRECTORS
RECOMMENDS A VOTE FOR PROPOSAL 3.

FOR	AGAINST	ABSTAIN

3.	Amendment to the Certificate of Incorporation

YES	NO

Please indicate if you plan to attend this meeting.

DELTA’S BOARD OF DIRECTORS RECOMMENDS A VOTE
AGAINST PROPOSALS 4, 5, 6, 7, 8 AND 9, WHICH WERE
SUBMITTED BY SHAREOWNERS.

FOR	AGAINST	ABSTAIN

4.	Shareowner Proposal Regarding Sexual Orientation and Gender Identity Policies

FOR	AGAINST	ABSTAIN

5.	Shareowner Proposal Regarding Compensation or Benefit Increases for Executives

FOR	AGAINST	ABSTAIN

6.	Shareowner Proposal Regarding Delta’s Executive Compensation Structure

FOR	AGAINST	ABSTAIN

7.	Shareowner Proposal Regarding Compensation of Former Delta Executives

FOR	AGAINST	ABSTAIN

8.	Shareowner Proposal Regarding Cumulative Voting in the Election of Directors

FOR	AGAINST	ABSTAIN

9.	Shareowner Proposal Regarding Director Election Threshold

Signature:	Date:	Signature:	Date:

Please sign exactly as your name(s) appears on voting instruction card. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer.

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Daylight Time on May 16, 2005.
Voting instruction cards sent by mail must be received by the Trustee before 5:00 p.m. Eastern Daylight Time on May 16, 2005.

Your Internet or telephone vote authorizes the Trustee to vote your shares in the same manner as if you marked, signed and returned your voting instructions card.

Internet http://www.proxyvoting.com/delta Use the Internet to vote. Have your voting instruction card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote. Have your voting instruction in hand when you call.	OR	Mail Mark, sign and date your voting instruction card and return it in the enclosed postage-paid envelope to The Dreyfus Trust Company, P.O. Box 3658 Hackensack, NJ 07606-9358

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your voting instruction card.

You can view the 2004 Annual Report and Proxy Statement
on the internet at www.delta.com/investors/annual_reports/index.jsp

VOTING INSTRUCTION CARD

YOU MAY SUBMIT YOUR VOTING INSTRUCTIONS USING THE INTERNET, TELEPHONE OR U.S. MAIL
This voting instruction card is requested by The Dreyfus Trust Company in conjunction with a proxy solicitation by the
Board of Directors of Delta Air Lines, Inc.
I acknowledge receipt of Delta’s Notice of Annual meeting, dated April 18, 2005, Proxy Statement and 2004 Annual Report.

CONFIDENTIAL VOTING INSTRUCTION CARD

To: The Dreyfus Trust Company
As Trustee of the Comair, Inc. Savings and Investment Plan

      I hereby instruct The Dreyfus Trust Company, as Trustee (“Trustee”) of the Comair, Inc. Savings and Investment Plan (“Plan”), to vote in person or by proxy, at the Annual Meeting of the Shareowners of Delta Air Lines, Inc. to be held on May 19, 2005 or any adjournment of the meeting, all shares of Common Stock of Delta Air Lines, Inc. held in the Plan for which I shall be entitled to instruct, in the manner specified on the reverse side.

      The Trustee will vote such shares of Common Stock if you sign, date and return this voting instruction card or submit voting instructions by the Internet or telephone. Please note that if you do not submit voting instructions by using the Internet, telephone or U.S. mail in accordance with the deadlines on the reverse side of this voting instruction card, shares allocated to your plan account will not be voted.

      The Trustee makes no recommendation regarding any voting instructions.

(Continued and to be signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

ADMISSION TICKET

2005 Annual Meeting of Shareowners
May 19, 2005 at 9:00 a.m. at
The Georgia International Convention Center, 200 Convention Center Concourse, College Park, GA 30337

This admission ticket is required to attend the meeting. This ticket admits only the shareowner(s) listed on the reverse side. Each shareowner may be asked to present valid picture identification, such as a driver’s license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

If you submit your instructions by telephone or Internet, do not return your Voting Instruction Card.

Thank you for submitting your voting instructions.